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                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                         FORM 10-K

                   [X] Annual Report Pursuant to Section 13 or 15(d) of
                            the Securities Exchange Act of 1934

             For the fiscal year ended December 31, 1993     Commission file
             number 1-1569

                                            or
                 [ ] Transition Report Pursuant to Section 13 or 15(d) of
                            the Securities Exchange Act of 1934

                            AMERICAN PREMIER UNDERWRITERS, INC.
                  (Exact name of registrant as specified in its charter)

                      Pennsylvania                     23-6000765
             (State or other jurisdiction of           (I.R.S. Employer
              incorporation or organization)          Identification No.)

                 One East Fourth Street
                    Cincinnati, Ohio                         45202
             (Address of principal executive offices)      (Zip Code)

             Registrant's telephone number, including area code: (513)
             579-6600


             Securities registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange on
               Title of each class                       which registered
               -------------------                   ------------------------

             Common Stock, $1 par value . . . . . . . New York Stock Exchange

             Securities registered pursuant to Section 12(g) of the Act:

                                           None
                                     (Title of class)

                  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the

             Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No___

                  Indicate by check mark if disclosure of delinquent filers
             pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

                  At March 15, 1994, the aggregate market value of the regist-
             rant's voting stock held by non-affiliates was $670 million.

                  Indicate the number of shares outstanding of each of the
             registrant's classes of common stock, as of the latest practica-ble date.

                      Class                  Outstanding at March 15, 1994
                      -----                  -----------------------------
             Common Stock, $1 par value          46,092,718 shares*

                  The following documents have been incorporated by reference into the Parts of this Report indicated:

             (1) Certain parts of the 1993 Annual Report to Shareholders, as indicated herein (Parts I and II)

             (2) Proxy statement involving the election of directors which the registrant intends to file with the Commission within 120 days after December 31, 1993 (Part III)

             __________________________

                  * As of March 15, 1994, 1,376,948 additional shares of
             Common Stock remained to be distributed pursuant to the registr-ant's 1978 Plan of Reorganization.
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

                                            TABLE OF CONTENTS


                                                                         Page

             PART I

             ITEM   1.   BUSINESS. . . . . . . . . . . . . . . . . . . .   1

                         Introduction. . . . . . . . . . . . . . . . . .   1

                         Description of Businesses . . . . . . . . . . .   2

                               Insurance . . . . . . . . . . . . . . . .   2

                               Non-Insurance Operations. . . . . . . . .  12

                         General . . . . . . . . . . . . . . . . . . . .  14

                         Employees . . . . . . . . . . . . . . . . . . .  14

             ITEM   2.   PROPERTIES. . . . . . . . . . . . . . . . . . .  14

             ITEM   3.   LEGAL PROCEEDINGS . . . . . . . . . . . . . . .  15

             ITEM   4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                           HOLDERS . . . . . . . . . . . . . . . . . . .  16

             EXECUTIVE OFFICERS OF THE REGISTRANT. . . . . . . . . . . .  16

             PART II

             ITEM   5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS . . . . . . . . .  18

             ITEM   6.   SELECTED FINANCIAL DATA . . . . . . . . . . . .  18

             ITEM   7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                           CONDITION AND RESULTS OF OPERATIONS . . . . .  18

             ITEM   8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA . .  18

             ITEM   9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                           ACCOUNTING AND FINANCIAL DISCLOSURE . . . . .  18

             PART III

             ITEM  10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE
                           REGISTRANT. . . . . . . . . . . . . . . . . .  18

             ITEM  11.   EXECUTIVE COMPENSATION. . . . . . . . . . . . .  18

             ITEM  12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                           AND MANAGEMENT. . . . . . . . . . . . . . . .  18

             ITEM  13.   CERTAIN RELATIONSHIPS AND RELATED
                           TRANSACTIONS. . . . . . . . . . . . . . . . .  18

             PART IV

             Item  14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND
                           REPORTS ON FORM 8-K . . . . . . . . . . . . .  19

                                                 PART I

             ITEM 1.  BUSINESS

                                              INTRODUCTION

                  American Premier Underwriters, Inc. (the "Company"), the
             Registrant, was incorporated in the Commonwealth of Pennsylvania in 1846. Effective March 25, 1994, the Company changed its corporate name from The Penn Central Corporation to American Premier Underwriters, Inc. in order to better reflect its new identity as a property and casualty insurance specialist.

                  Formerly a diversified company, the Company has reoriented its corporate focus on specialty property and casualty insurance through a number of strategic acquisitions and divestitures. Its principal operations are conducted by a group of non-standard private passenger automobile insurance companies (the "NSA Group") that were purchased in 1990 and by Republic Indemnity Company of America ("Republic Indemnity"), a California workers' compensation insurance company that the Company purchased in 1989. See "Description of Businesses--Insurance".

                  In furtherance of its acquisition strategy, on February 10,
             1994, the Company announced that it is considering a proposal from American Financial Corporation ("AFC") for the purchase by the Company of the personal lines insurance businesses owned by Great American Insurance Company ("GAI"), a wholly owned subsid-iary of AFC, for a proposed purchase price of approximately
             $380 million in cash. GAI's personal lines businesses reported net earned premiums of $342 million in 1993 and $322 million in 1992. Approximately 70% of these premiums came from standard private passenger automobile insurance, 25% from multiperil homeowners' insurance and 5% from other lines. GAI has advised the Company that separate income statements for the personal lines businesses are not available because these lines have been included with GAI's other insurance lines for financial reporting purposes. However, GAI estimates that on a stand-alone basis the personal lines businesses had pro forma accident year statutory combined ratios of 99.0% in 1993 and 99.1% in 1992. AFC's proposal for the sale of the personal lines businesses to the Company would include the transfer by GAI of an investment portfolio of securities with a market value of approximately $450 million, consisting principally of investment grade bonds. GAI estimates that the generally accepted accounting principles ("GAAP") net book value of the businesses that would be trans-ferred at closing would be approximately $200 million.

                  The Company's Board of Directors (the "Board") has at this stage concluded that the proposed acquisition merits serious consideration, in part because it could further the Company's strategy of achieving higher returns by investing its substantial cash resources in profitable property and casualty insurance businesses. The Board also concluded that the proposed acquisi-tion is potentially attractive in that it could provide the Company with the opportunity to become a full-service provider of private passenger automobile insurance on a nationwide basis that can take advantage of the Company's existing auto insurance management and underwriting skills.

                  The Board has appointed a special committee of its outside directors to review the proposal. The special committee is empowered to negotiate all aspects of the proposed transaction, including the purchase price proposed by AFC. Completion of a transaction would be subject to certain conditions, including approval by the special committee, receipt by the Company of an appropriate fairness opinion from an investment banking firm and any required regulatory approvals. AFC owns 40.5% of the Com-pany's Common Stock and AFC's principal shareholder, Carl H. Lindner, is Chairman of the Board and Chief Executive Officer of the Company.

                  On May 20, 1993, the Company purchased Leader National
             Insurance Company ("Leader National") from The Dyson-Kissner-Moran Corporation for $38 million in cash. Leader National writes non-standard private passenger automobile insurance and, to a lesser extent, non-standard commercial automobile insur-ance.

                  The Company continues to seek acquisitions and investment
             opportunities, primarily in the property and casualty insurance area. At December 31, 1993, the Company had $611.2 million of cash, temporary investments and marketable securities (other than those held by its insurance operations) that could be available for such purposes. It is not possible to predict the nature or impact on the Company of any other acquisition or investment that might be made.

                  In furtherance of its strategy to sell all of its wholly
             owned non-insurance operating subsidiaries, the Company sold in August 1993 the defense services operations conducted by Vitro Corporation for approximately $94 million and also sold in 1993 and the first quarter of 1994 units that install satellite commu-nications networks, provide engineering services to the nuclear energy industry and provide rail testing services, respectively, for an aggregate of approximately $17.8 million.

                  During 1993, the Company, in underwritten public offerings, sold its 19.3% position in the common shares of Tejas Gas Corpo-ration for net proceeds of $106.6 million (resulting in a pre-tax gain to the Company of $80.0 million) and sold its 20% position in the limited partnership units of Buckeye Partners, L.P. for net proceeds of $71.6 million (resulting in a pre-tax gain of $18.5 million).

                  In December 1993, the Company signed an agreement in princi-
             ple with the Metropolitan Transportation Authority of the State of New York (the "MTA") that provides for an extension of the end of the Company's lease to the MTA of Grand Central Terminal

             ("GCT") and the Harlem and Hudson commuter rail lines from the year 2032 to 2274. It also provides for the grant of an option to the MTA to purchase the leased property in 25 years. In return, the Company would receive consideration having an esti-mated present value of $55 million, principally in the form of increased future lease rental payments. See "Description of Businesses--Non-Insurance Operations--Other--GCT and Related Development Rights".

                  The Company has reported, as of the beginning of its 1993
             tax year, an aggregate consolidated net operating loss carry-forward for Federal income tax purposes of $825 million and an aggregate capital loss carryforward of $384 million. The 1993 consolidated Federal income tax return will report a remaining net operating loss carryforward currently estimated at $610 million, which will expire at the end of 1996 unless previously utilized, and a remaining capital loss carryforward estimated at $262 million, which will expire at the end of 1997 unless previ-ously utilized. See Note 7 of the Notes to Financial Statements of the Company and its subsidiaries ("Notes to Financial State-ments") that are incorporated herein by reference to the Com-pany's 1993 Annual Report to Shareholders.


                                 DESCRIPTION OF BUSINESSES

                  Set forth below is a narrative description of the business operations of the Company's Insurance segment, which is the only reportable industry segment for which financial information is presented in the financial statements referred to in Item 8 of this Report. In addition, information is presented with respect to the Company's "Non-Insurance Operations".

                                         INSURANCE

               Introduction
               ------------

                  The Company's principal operations are conducted through
             specialty property and casualty insurance subsidiaries that underwrite and market non-standard automobile and workers' compensation insurance.

                  The Company's primary objective in its insurance operations is to achieve underwriting profitability, in addition to earning income from investment of premiums. The Company has met this objective in each of the four full years that it has owned its insurance operations. In 1993, these operations had an overall GAAP combined ratio of 96.2% (representing a 3.8% underwriting profit). On a statutory basis, the combined ratio was 94.0%, as compared with a property and casualty statutory insurance average of 109.2% (as estimated by A.M. Best). The Company experienced net earned premium growth of 27.5% in 1993 while maintaining underwriting profitability. Management's philosophy is to refrain from writing business that is not expected to produce an underwriting profit even if it is necessary to limit premium growth to do so.

                  The overall profitability of the Company's insurance busi-
             ness is a function of both its underwriting profitability and the performance of its investment portfolio. See "Liquidity and Capital Resources--Investing and Financing Activity" and "Analy-sis of Continuing Operations--Insurance" in "Management's Discus-sion and Analysis of Financial Condition and Results of Operations"
             ("Management's Discussion and Analysis") that is incorporated herein by reference to the Company's 1993 Annual Report to Shareholders and Note 3 of the Notes to Financial Statements for information regarding investments and investment income of the Company's Insurance segment.

                  In October 1993, the Clinton Administration introduced in
             Congress proposed legislation called the Health Security Act (the "HSA"), which would guarantee all Americans access to comprehen-sive health care services provided through health plans. If the HSA were enacted, health plans would provide medical treatment for injuries sustained in the workplace or in an automobile accident. Workers' compensation and automobile insurers would continue to be responsible for the costs of treatment covered by their policies and would reimburse health plans for services provided. The HSA also would create a Commission on Integration of Health Benefits, which would study the feasibility and appro-priateness of transferring to health plans financial responsi-bility for all medical benefits covered under workers' compensa-tion and automobile insurance and would submit a report to the President by July 1, 1995 that would provide a detailed plan for integration if integration is recommended. The Company is unable to predict whether or in what form the HSA will be enacted or, if enacted, what effect it would have on the Company's insurance operations. However, depending on its actual terms, the HSA, and any subsequent legislation mandating such integration, could potentially have a material adverse effect on the Company's future insurance operations.

               Non-Standard Automobile Insurance
               ---------------------------------

                  General.  The NSA Group is engaged in the writing of insur-
             ance coverage on private passenger automobile physical damage and liability policies for "non-standard risks". The NSA Group has four principal operating units comprised of Atlanta Casualty Company, Windsor Insurance Company, Infinity Insurance Company and
             Leader National Insurance Company and their respective subsidiaries
             ("Atlanta Casualty", "Windsor", "Infinity" and "Leader National", respectively) and includes a total of ten insurance companies. Atlanta Casualty, Windsor, Infinity and Leader National are rated A+ (Superior), A+ (Superior), A (Excellent) and A- (Excellent), respectively, by A.M. Best, which rates insurance companies based upon factors of concern to policyholders.

                  Non-standard risks are those individuals who are unable to obtain insurance through standard market carriers due to factors such as age, record of prior accidents, driving violations, particular occupation or type of vehicle. Premium rates for non-standard risks are generally higher than for standard risks. Total private passenger automobile insurance premiums written by insurance carriers in the United States in 1993 have been esti-mated by A.M. Best to be approximately $93 billion. Since it can be viewed as a residual market, the size of the non-standard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Although this factor, as well as industry differences in the criteria which distinguish standard from non-standard insurance, make it difficult to make estimates of non-standard market size, NSA Group management believes that the voluntary non-standard market has accounted for approximately 10% to 15% of total private passenger automobile insurance premiums written in recent years. State "assigned risk" plans also service this market as an alternative to voluntary private insurance.

                  The NSA Group's net written premiums increased from $660
             million in 1992 to $902 million in 1993. The NSA Group attrib-utes its premium growth in recent years primarily to entry into new states, increased market penetration in its existing states, overall growth in the non-standard market and the inclusion of $46.2 million of net written premiums following the May 1993 purchase of Leader National. Management of the Company believes the non-standard market has experienced significant growth in recent years as standard insurers have become more restrictive in the types of risks they will write. The NSA Group writes busi-ness in 38 states and holds licenses to write policies in 45 states and the District of Columbia.

                  The geographic distribution of the NSA Group gross written premiums in 1993, including Leader National's gross written premiums from its May 20, 1993 date of acquisition by the Compa-ny, compared to 1992 was as follows:

                                                   Years Ended December 31,

                                             ---------------------------------
                                                 1993                 1992
                                             -----------           -----------
                                                    (Dollars in millions)
             Florida ...................  $121.1     13.3%     $131.7    19.8%
             Georgia ...................   110.7     12.2        90.8    13.7
             Texas .....................    96.5     10.6        37.1     5.6
             California ................    54.0      5.9        52.2     7.9
             Arizona ...................    53.7      5.9        39.2     5.9
             Tennessee .................    41.3      4.6        31.0     4.7
             Alabama ...................    34.2      3.8        27.4     4.1
             Connecticut ...............    33.5      3.7        23.4     3.5
             Missouri ..................    31.2      3.4        14.8     2.2
             Indiana ...................    29.3      3.2        22.6     3.4
             All Other .................   302.9     33.4       193.9    29.2
                                           -----     ----       -----    ----

             TOTAL......................  $908.4    100.0%     $664.1   100.0%
                                          ------    ------     ------   ------
                                          ------    ------     ------   ------

             In early 1993, the Company acquired 51% of the stock of a start-up insurance company in the United Kingdom which specializes in non-standard automobile insurance. During 1993, this company had gross written premiums of $23.7 million, of which $9.8 million was reinsured by one of the Company's wholly owned insurance subsidiaries.

                  Underwriting results of insurance companies are frequently measured by their combined ratios. Underwriting results are generally considered profitable when the combined ratio is under 100%. The following table sets forth information with respect to the combined ratios for the NSA Group and the total private passenger automobile insurance industry for the periods shown:

                                                  Years Ended December 31,
                                                  ------------------------

                                             1993         1992          1991
             NSA Group
               GAAP
                 Loss and Loss Adjustment
                   Expense ("LAE") Ratio... 71.6%         69.7%         69.9%
                 Underwriting Expense Ratio 25.4          26.4          25.2
                                            -----         -----         -----








                 Combined Ratio............ 97.0%         96.1%         95.1%
                                            -----         -----         -----
                                            -----         -----         -----
               Statutory
                 Loss and LAE Ratio........ 72.5%         69.7%         70.5%
                 Underwriting Expense Ratio 24.4          26.1          26.5
                                            -----         -----         -----

                 Combined Ratio ........... 96.9%         95.8%         97.0%
                                            -----         -----         -----

             Total Private Passenger Automobile
               Insurance Industry Statutory
               Combined Ratio(1) ..........102.0% (Est.) 102.0%        104.7%
             ---------------------

             (1) Industry information was derived from Best's Insurance Management Reports Property/Casualty Supplement (January 3, 1994 edition). The comparison shown is to the private passenger automobile insurance industry. Although the Com-pany believes that there is no reliable regularly published combined ratio data for the non-standard automobile insurance industry, the Company believes that such a com-bined ratio would present a less favorable comparison in that it would be lower than the private passenger automobile industry average shown above.

             The increase in the combined ratio for 1993 was primarily caused by rate adjustments which more favorably affected 1992 underwrit-ing results and an increase in losses in the 1993 first quarter resulting from a more severe winter than in 1992. A decrease in the underwriting expense ratio due to growth in earned premiums which outpaced associated expenses partially offset such factors.

                  The NSA Group management believes that it has achieved
             underwriting profits over the past several years as a result of refinement of various risk profiles, thereby dividing the consum-er market into more defined segments which can either be excluded from coverage or surcharged adequately. Effective cost control measures, both in the underwriting and claims handling areas, have further contributed to the underwriting profitability of the NSA Group. In addition, the NSA Group generally writes policies of short duration, allowing more frequent evaluation of the rates on individual risks.

                  Marketing.  Each of the four principal units in the NSA
             Group is responsible for its own marketing, sales, underwriting and claims processing. Sales efforts are primarily directed toward independent agents to convince them to select an NSA Group insurance company for their customers. These units each write policies through approximately 5,000 to 20,000 independent agents.

                  Of the approximately 920,000 NSA Group policies in force at
             December 31, 1993, fewer than 6% had policy limits in excess of $50,000 per occurrence. Most NSA Group policies are written for policy periods of six months or less, and some are as short as one month.

                  Reinsurance.  Due in part to the limited exposure on indi-
             vidual policies, none of the insurance carriers in the NSA Group is involved to a material degree in reinsuring risks with third party insurance companies. Risks written by NSA Group companies in excess of certain limits are in some cases reinsured with a major reinsurance company. In general, the risk retained by the NSA Group companies ranges from $100,000 to $500,000 of ultimate net loss for each occurrence and certain portions of ultimate net losses in excess of such limits. Reinsurance premiums paid by the NSA Group in 1993 amounted to less than 1% of net written premi-ums of the NSA Group for the period. See Notes 3 and 17 of the Notes to Financial Statements for further information regarding reinsurance.

                  Competition.  A large number of national, regional and local insurers write non-standard private passenger automobile insur-ance coverage. Insurers in this market generally compete on the basis of price (including differentiation on liability limits, variety of coverages offered and deductibles), geographic avail-ability and ease of enrollment and, to a lesser extent, reputa-tion for claims handling, financial stability and customer service. NSA Group management believes that sophisticated data analysis for refinement of risk profiles has helped the NSA Group to compete successfully on the basis of price without negatively affecting underwriting profitability. The NSA Group attempts to provide selected pricing for a wider spectrum of risks and with a greater variety of payment options, deductibles and limits of liability than are offered by many of its competitors. The NSA Group does not issue any participating policies and does not pay dividends to policyholders, except for Leader National, which paid policyholders $107,000 in dividends in 1993 pursuant to certain commercial vehicle programs.

                   Regulation.  Like all insurance companies, including
             Republic Indemnity discussed below under "Workers' Compensation Insurance", the NSA Group insurance companies are subject to regulation in the jurisdictions in which they do business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of poli-cies, maintenance of specified reserves and capital for the protection of policyholders, deposits of securities for the benefit of policyholders, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents andaffiliates generally must be disclosed and prior approval of the applicableinsurance regulatory authorities generally is required for any such transaction which may be deemed to be extraordinary. In addition, while regulations differ from state to state, they typically restrict the maximum amount of dividends that may be paid by an insurer to its share-holders in any twelve-month period without advance regulatory approval. Such limitations are generally based on earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends that may be paid by the NSA Group to the Company during 1994 without seeking regulatory clearance is $32.8 million.

                  Most states have created insurance guarantee associations to provide for the payment of claims for which insolvent insurers are liable but which cannot be paid out of such insolvent in-surers' assets. In applicable states, insurance companies, including the NSA Group companies, are subject to assessment by such associations, generally to the extent of such companies' pro rata share of such claims based on premiums written in the particular line of business in the year preceding the assessment, and subject to certain ceilings on the amount of such assessments in any year. In 1993, the NSA Group companies paid assessments to such associations aggregating approximately $1.2 million.

                  In addition, many states have created "assigned risk" plans, jointunderwriting associations and other similar arrangements to provide state mandated minimum levels of automobile liability coverage to drivers whose driving records or other relevant characteristics make it difficult for them to obtain insurance in the voluntary market. Automobile liability insurers in those states are required to sell such coverage to a proportionate number (generally based on the insurer's share of the automobile liability insurance market in such state) of those drivers applying for placement as assigned risks. Assigned risks account-ed for less than 1% of net written premiums of the NSA Group companies in 1993. Premium rates for assigned risk business are established by the regulators of the particular state plan and are frequently inadequate in relation to the risks insured, resulting in underwriting losses.

                  In 1993, the NSA Group received approximately $54.0 million in net written premiums from California. Prior to 1989, automo-bile insurance rates in California, other than assigned risk rates discussed above, were not subject to approval by any governmental agency and generally were determined by competitive market forces. In November 1988, Proposition 103 was approved by the California voters. It mandated important changes in the California insurance market, including the requirement that insurance companies roll back automobile insurance rates to 80% of the November 1987 levels, maintain those rates for one year and obtain prior approval of rates beginning in 1989. The Company's acquisition of the NSA Group in 1990 was structured to protect the Company against the consequences of any rate rollback applied to the acquired operations. As for the prior approval requirements, the company through which the NSA Group obtains its net written premiums in California increased its rates in August 1989; disposition of its applications for additional rate increases had, as with other companies, been suspended pending adoption of regulations implementing Proposition 103. However, recent legislation in California generally provides that applica-tions for rate increases made on or after July 1, 1993 will be deemed approved after 180 days unless disapproved by the Depart-ment of Insurance. The Company is unable to predict whether or at what level future rate increases, when applied for, may be approved. Over time, the failure to receive appropriate rate increases could result in reduced underwriting profitability in California for the NSA Group. In addition, the Company could experience loss of premium volume in California as a result of actions it would take to maintain such profitability.

                  The operations of the NSA Group are dependent on the laws
             and regulations of the states in which its insurance companies are domiciled or licensed or otherwise conduct business, and changes in those laws and regulations have the potential to materially affect the revenues and expenses of the NSA Group. The Company is unable to predict whether or when Proposition 103-type initiatives or similar laws or regulations may be adopted or enacted in other states or what the impact of such developments would be on the future operations and revenues of its insurance businesses in such states.

               Workers' Compensation Insurance
               -------------------------------

                  General.  Republic Indemnity is engaged in the sale of
             workers' compensation insurance in California. In 1993, it also began writing in Arizona. Republic Indemnity is currently rated A+ (Superior) by A.M. Best.

                  Workers' compensation insurance policies provide coverage
             for workers' compensation and employer's liability. The workers' compensation portion of the coverage provides for statutorily prescribed benefits that employers are required to pay to employ-ees who are injured in the course of employment including, among other things, temporary or permanent disability benefits, death benefits, medical and hospital expenses and expenses of vocation-al rehabilitation. The benefits payable and the duration of such benefits are set by statute, and vary with the nature and severi-ty of the injury or disease and the wages, occupation and age of the employee. The employer's liability portion of the coverage provides protection to an employer for its liability for losses suffered by its employees which are not included within the statutorily prescribed workers' compensation coverage. Republic Indemnity generally ssues policies for one-year periods.

                  Workers' compensation insurance operations are affected by employment trends in their markets, the incidence of litigation activities, legal and medical costs, the use of vocational reha-bilitation programs and the filing of traditionally non-occupa-tional injuries, such as stress and trauma claims. While higher claims costs are ultimately reflected in premium rates, there historically has been a time lag of varying periods between the incurrence of higher claims costs and premium rate adjustments, which may unfavorably affect underwriting results.

                  In California, minimum premium rates for workers' compensa-
             tion insurance are determined by the California Insurance Commis-sioner (the "Insurance Commissioner") based in part upon recom-mendations of the Workers' Compensation Insurance Rating Bureau of California (the "Bureau"). Such rates are set for over 400 categories of employment and generally are applied to the policy-holder's payroll. The Bureau proposed a 12.6% rate increase for new and renewal policies entered into on and after January 1, 1993, but the Insurance Commissioner did not grant any increase. Moreover, as discussed under "--Regulation" below, on July 16, 1993, the California legislature enacted legislation reducing workers' compensation insurance minimum premium rates by 7% with immediate effect and, on July 28, 1993, enacted legislation repealing the minimum rate law effective January 1, 1995. In addition, on December 1, 1993, the Insurance Commissioner ordered a 12.7% minimum premium rate decrease effective January 1, 1994 for new and renewal policies entered into on and after January 1, 1994.

                  The following table sets forth information with respect to the combined ratios for Republic Indemnity and the total workers' compensation industry for the periods shown:

                                                      Years Ended December 31,



             -------------------------------
                                                   1993         1992
             1991
                                                   ----         ----
             ----








             Republic Indemnity
               GAAP
                 Loss and LAE Ratio .............  59.0%        66.4%
             66.4%
                 Underwriting Expense Ratio .....  15.4         16.1
             16.4
                                                   -----        -----
             -----

                 Total Loss and Expense Ratio ...  74.4         82.5
             82.8
                  Policyholder Dividend Ratio ...  20.3         17.1
             16.7
                                                   -----        -----
             -----

                  Combined Ratio ................  94.7%        99.6%
             99.5%
                                                   -----        -----
             -----
                                                   -----        -----
             -----

               Statutory
                 Loss and LAE Ratio .............  59.0%        69.1%
             66.5%
                 Underwriting Expense Ratio .....  15.4         16.0
             16.2
                                                   -----        -----
             -----

                 Total Loss and Expense Ratio ...  74.4         85.1
             82.7
                  Policyholder Dividend Ratio ...  13.7         11.6
             17.7
                                                  -----        -----
             -----

                  Combined Ratio ................  88.1%        96.7%
             100.4%

                                                   -----        -----
             ------
                                                   -----        -----
             ------

             Total Workers' Compensation Industry
               Statutory Combined Ratio(1) ...... 111.5%(Est.) 121.5%
             122.6%
             ------------------

             (1) Industry information was derived from Best's Insurance Management Reports Property/Casualty Supplement (January 3,

                  1994 edition).

             The decrease in the combined ratio for 1993 was primarily caused by a decrease in the frequency of losses, in part due to a reduction in fraudulent claims, and a lower underwriting expense ratio as compared with 1992.

                  Management believes that the sum of Republic Indemnity's
             loss and LAE and underwriting expense ratios (together, its "loss and expense ratio") has been relatively low compared to that of other companies writing workers' compensation in California. As a result of its lower loss and expense ratio, Republic Indemnity has been able to pay policyholder dividends which are higher than those paid by most of its competitors.

                  Management believes that Republic Indemnity's favorable loss and expense ratio record has been attributable to strict under-writing standards, loss control services, a disciplined claims philosophy and expense containment. Management believes that these factors, as well as Republic Indemnity's favorable reputa-tion with insureds for paying policyholder dividends, have contributed to a high policy renewal rate. From 1991 through 1993, the percentage of Republic Indemnity's policies renewed increased from 72.8% to 83.9% and the percentage of premiums represented by policy renewals increased from 77.2% to 89.2% of the premiums eligible for renewal.

                  In recent years, the California market has been adversely
             affected by recessionary economic conditions, resulting in lower payrolls of California employers that form the basis of premium assessments. Nevertheless, Republic Indemnity experienced a 17.3% growth in net written premiums in 1993 over 1992. A con-tributing factor to Republic Indemnity's 1993 premium growth was the withdrawal from the Southern California market by several large workers' compensation carriers due to continuing underwrit-ing losses.

                  Marketing.  Republic Indemnity writes insurance through
             approximately 550 independent property and casualty insurance brokers. In 1993, none of these produced more than 4.6% of total premiums. The largest three of these produced approximately 10% of total premiums. Republic Indemnity has in excess of 11,300 policies in force, the largest of which represents less than 1% of net premiums written.

                  Reinsurance.  In its normal course of business and in
             accordance with industry practice, Republic Indemnity reinsures a portion of its exposure with other insurance companies so as to limit its maximum loss arising out of any one occurrence. Rein-surance does not legally discharge the original insurer from primary liability. Republic Indemnity retains the first $1.5 million of each loss, the next $1.5 million of each loss is reinsured with a major reinsurance company, the next $2 million of each loss is shared equally by Republic Indemnity and the reinsurance company and the remaining $120 million of each loss is covered by reinsurance provided by a group of more than 50 reinsurance companies. Premiums for reinsurance ceded by Republic
             Indemnity in 1993 were 1.0% of net written premiums for the period.
             Republic Indemnity does not assume reinsurance, except as an accommodation to policyholders who have a small percentage of their employees outside the state of California. See Notes 3 and 17 of the Notes to Financial Statements for further information on reinsurance.

                  Competition. Republic Indemnity competes with both the
             California State Compensation Insurance Fund (the "State Fund") and over 300 other companies writing workers' compensation insurance in California. In 1992, the State Fund wrote approxi-mately $1.8 billion in direct written premiums, which was approx-imately 20.6% of the insured workers' compensation market in California. In addition, many employers are self-insured. According to published sources, no other company wrote in excess of $470 million in direct written premiums in 1992. Republic Indemnity wrote $401 million in statutory direct written premiums in 1992. With a market share of approximately 4.7% in 1992, not including risks self-insured by employers, Republic Indemnity believes that it is currently the third largest writer of workers' compensation insurance in California, including the State Fund.

                  Approximately 95% of net premiums written by Republic
             Indemnity in 1993 were from the sale of policies that provide for the discretionary payment of dividends to policyholders as a refund of premiums paid when Republic Indemnity's experience with such policyholders has been more favorable than certain specified levels and Republic Indemnity has had favorable financial results.

                  Because companies may not set workers' compensation premiums at rates lower than those approved by the Insurance Commissioner, competition is based primarily on an insurer's reputation for paying dividends to policyholders. Management believes that Republic Indemnity's record and reputation for paying relatively high policyholder dividends have enhanced its competitive posi-tion. Moreover, the Company believes that its position was favorably impacted by the State Fund's reduction of its policy-holder dividends during 1992 which made the State Fund program less attractive to the market. Other competitive factors include loss control services, claims service, service to brokers and commission schedules. While many companies, including certain of the largest writers, specialize in the writing of California workers' compensation insurance, Republic Indemnity believes it has a competitive advantage over certain other companies offering all lines of insurance in that its specialization in the workers' compensation field enables it to concentrate on that business with a favorable effect upon operations. Republic Indemnity may be at a competitive disadvantage when businesses that purchase general property and casualty insurance are encouraged by other insurers to place their workers' compensation insurance as part of an overall insurance package. Although Republic Indemnity is one of the largest writers of workers' compensation insurance in California, certain of its competitors are larger and/or have greater resources than Republic Indemnity.

                  Regulation.  Republic Indemnity's insurance activities are regulated by the California Department of Insurance for the benefit of policyholders. The Department of Insurance has broad regulatory, supervisory and administrative powers along the lines of those promulgated by most states relating to the activities of their domestically incorporated insurers and the conduct of all insurance business within their respective jurisdictions, as described more fully under "Non-Standard Automobile Insurance" above. As indicated above, minimum premium rates for workers' compensation insurance are determined by the Insurance Commis-sioner based in part upon recommendations of the Bureau.

                  On July 16, 1993, California enacted legislation effecting an overall 7% reduction in workers' compensation insurance premium rates with immediate effect, increasing statutory wor-kers' compensation benefits for temporary and permanent disabili-ty commencing initially July 1, 1994 and increasing again in 1995 and 1996, expanding the rights of employers under workers' compensation insurance policies to obtain access to insurance company files and introducing several reforms intended to reduce workers' compensation costs. The reforms include a tightening of the standards for job-related stress and post-termination claims, introducing measures designed to curb medical costs, limiting the frequency of medical-legal evaluations, capping the amount of compensable vocational rehabilitation expenses and strengthening penalties for fraudulent claims. The legislation authorizes the Insurance Commissioner to approve further reductions in premium rates so long as the further reduced rates are "adequate". It also prohibits the Insurance Commissioner, prior to January 1, 1995, from approving any premium rate that is greater than the reduced rates effected by the legislation. On July 28, 1993, California enacted further legislation that will replace the workers' compensation insurance minimum rate law, effective January 1, 1995, with a procedure permitting insurers to use any rate within 30 days after filing it with the Insurance Commissioner unless the rate is disapproved by the Insurance Commissioner. On December 1, 1993, the Insurance Commissioner ordered an additional 12.7% minimum premium rate decrease effec-tive January 1, 1994 for new and renewal policies entered into on and after January 1, 1994. The legislation also provides for the licensing of "managed" health care organizations to provide care for injuries covered by workers' compensation and generally permits employers to require employees to obtain medical services for their work-related injuries for a certain period of time from a health care organization selected by the employer, unless the employee chooses to be treated by a physician designated by the employee prior to the injury.

                  If the workers' compensation cost savings resulting from the new legislation are inadequate to offset the impact of premium rate reductions, increased benefits and expanded employers' rights, the profitability of Republic Indemnity's workers' compensation insurance operations could be adversely affected. Management believes that this effect may be mitigated by Republic Indemnity's ability to reduce its relatively high policyholder dividends, although a reduction in dividends could affect premium volume. Greater price competition is expected to result when the repeal of the minimum premium rates that now govern all workers' compensation insurers becomes effective, and Republic Indemnity's operations could be affected adversely. The Company believes that the legislation's provisions relating to "managed" health care organizations will probably result in certain workers' compensation insurers seeking affiliation, contractual or other-wise, with one or more health care organizations. The Company continues to evaluate the implications of these provisions but is unable to predict whether their ultimate impact on its workers' compensation insurance operations will be positive or adverse. While Republic Indemnity has continued to operate on a profitable basis, no assurance can be given that it could continue to do so in the face of adverse regulatory developments.

                  Shareholder dividends paid within any twelve-month period
             from a California property and casualty insurance company to its parent without regulatory approval cannot exceed the greater of 10% of the insurer's statutory policyholders' surplus as of the preceding December 31, or 100% of its net income for the preced-ing calendar year, a limitation during 1994 of $61.6 million in the aggregate for Republic Indemnity.

                  Due to the existence of the State Fund, California does not require licensed insurers to participate in any involuntary pools or assigned risk plans for workers' compensation insurance. California has guarantee regulations to protect policyholders of insolvent insurance companies. In California, an insurer cannot be assessed an amount greater than 1% of its premiums written in the preceding year, and the full amount is required to be recov-ered through a mandated surcharge to policyholders. Premiums written under workers' compensation policies are subject to assessment only with respect to covered losses incurred by the insolvent insurer under workers' compensation policies. There were no such assessments for policy year 1993.

                  Proposition 103, which is described more fully under "Non-
             Standard Automobile Insurance" above, does not affect workers' compensation insurance as directly as other lines of business principally because its rate rollback feature does not apply to workers' compensation insurance.

               Reinsurance Subsidiary
               ----------------------

                  Penn Central Reinsurance Company, a subsidiary of the
             Company, commenced the writing of reinsurance in 1990. Earned premiums in 1993 and 1992 were approximately $10.7 million and $9.8 million, respectively.


               Liability for Property-Casualty Losses and Loss Adjustment
             Expenses

             -----------------------------------------------------------------
             --

                  The consolidated financial statements of the Company and its subsidiaries that are incorporated herein by reference include the estimated liability for unpaid losses and LAE of the Com-pany's insurance subsidiaries. The liabilities for losses and LAE are determined using actuarial and statistical procedures and represent undiscounted estimates of the ultimate net cost of all unpaid losses and LAE incurred through December 31 of each year. These estimates do not represent an exact calculation of liabili-ties but rather involve actuarial projections at a given time of what the Company expects the ultimate settlement and administra-tion of claims will cost based on facts and circumstances then known, estimates of incurred but not reported losses, predictions of future events, estimates of future trends in claims' severity and judicial theories of liability as well as other factors such as inflation and are subject to the effect of future trends on claim settlement. These estimates are continually reviewed and adjusted as experience develops and new information becomes known. In light of present facts and current legal interpreta-tions, management believes that adequate provision has been made for loss and LAE reserves. However, establishment of appropriate reserves is an inherently uncertain process, and there can be no certainty that currently established reserves will prove adequate in light of subsequent actual experience. Future loss develop-ment could require reserves for prior periods to be increased, which would adversely impact earnings in future periods.

                  Increases in claim payments are caused by a number of
             factors that vary with the individual types of policies written. Future costs of claims are projected based on historical trends adjusted for changes in underwriting standards, policy provi-sions, the anticipated effect of inflation and general economic trends. These anticipated trends are monitored based on actual development and are reflected in estimates of ultimate claim costs.

                  The following table provides an analysis of changes in the estimated liability for losses and LAE over the past three years, net of all reinsurance activity, in accordance with GAAP:

                                                             1993      1992

              1991
                                                             ----      ----

              ----
                                                               (Dollars in
             millions)

                Balance at beginning of year..............  $763.5    $663.9

             $601.7
                                                            ------    ------

             ------

                Provision for losses and LAE
                  occurring in the current year...........   914.7     706.8

              601.0

                Net increase (decrease) in provision
                  for claims occurring in prior years.....   (57.8)    (20.2)

              (21.7)
                                                            -------   -------

             -------

                                                             856.9     686.6

              579.3
                                                            -------   -------

             -------

                Payments for losses and LAE occurring during:
                  Current year............................   413.0     294.7

              257.7
                  Prior years ............................   345.1     292.3

              259.4
                                                            ------    ------

             ------

                                                             758.1     587.0

              517.1
                                                            ------    ------








             ------

                Loss and LAE reserves of subsidiaries
                  purchased ..............................    54.0      --

               --

                                                            ------    ------

             ------

                Balance at end of year....................   916.3     763.5

              663.9

                Reinsurance receivable on unpaid
                  losses and LAE at end of year (1).......    45.1      --

               --
                                                            ------    ------

             ------

                Balance at end of period, gross of
                  reinsurance receivable (1) .............  $961.4    $763.5

             $663.9
                                                            ------    ------

             ------
                                                            ------    ------

             ------
             ---------------------

             (1) New accounting rules effective in 1993 require that insurance liabilities be reported without deducting reinsurance
             amounts.
                  See Note 1 of Notes to Financial Statements.

                  The decreases in the provision for claims occurring in prior years results from reductions in the estimated ultimate losses and LAE related to such claims.

                  The difference between the liability for losses and LAE
             reported in the annual statements filed with the state insurance departments in accordance with statutory accounting principles and that reported in the consolidated financial statements that are incorporated herein by reference in accordance with GAAP is $45.1 million at December 31, 1993, which is equal to the reinsurance receivable on unpaid losses and LAE at December 31, 1993.

                  The following table presents the development of the liabil-
             ity for losses and LAE net of reinsurance for 1989 (the year the

             Company acquired its first insurance subsidiary) through 1993. The top line of the table shows the estimated liability for unpaid losses and LAE recorded at the end of the indicated years. The remainder of the table presents development as percentages of the estimated liability. The development results from additional information and experience in subsequent years. The middle line shows a cumulative redundancy which represents the aggregate percentage decrease in the liability initially estimated. The lower portion of the table indicates the cumulative amounts paid as of successive periods as a percentage of the original liability.

                                           1989     1990     1991     1992
             1993
                                           ----     ----     ----     ----
             ----
                                                     (Dollars in millions)
               Liability for unpaid
                    losses and LAE ...... $369.1   $601.7   $663.9   $763.5
             $916.3

               Liability re-estimated as of:
                 One year later .........   97.0%    96.5%    97.0%    92.4%
                 Two years later ........   89.7%    93.0%    93.4%
                 Three years later ......   85.7%    91.0%
                 Four years later .......   85.5%

               Cumulative Redundancy.....   14.5%     9.0%     6.6%     7.6%
             N/A
                                           ------   ------   ------   ------
             -----
                                           ------   ------   ------   ------
             -----

               Cumulative paid as of:
                 One year later .........   19.5%    43.0%    44.1%    40.6%
                 Two years later ........   49.1%    64.4%    64.5%
                 Three years later ......   64.6%    75.2%
                 Four years later .......   71.4%


                  The preceding table does not present accident or policy year development data. As indicated in the preceding table, the Company has developed redundancies for all periods presented. These redundancies were offset, in part, by deficiencies related to workers' compensation in the 1990 and 1991 accident years. Furthermore, in evaluating the re-estimated liability and cumula-tive redundancy, it should be noted that each percentage includes the effects of changes in amounts for prior periods. For exam-ple, a redundancy related to losses settled in 1993, but incurred in 1989, would be included in the re-estimated liability and cumulative redundancy percentage for each of the years 1989 through 1992. Conditions and trends that have affected develop-ment of the liability in the past may not necessarily exist in the future. Accordingly, it is not appropriate to extrapolate future redundancies based on this table.

                                        NON-INSURANCE OPERATIONS

               Businesses Divested and to be Divested
               --------------------------------------

                  On December 10, 1992, the Company announced its intention to pursue the divestiture of all of its wholly owned non-insurance subsidiaries, consisting of its defense services operations and five smaller diversified industrial businesses.

                  On August 25, 1993, the Company sold its defense services
             operations, which provide diverse technology and engineering support to government agencies worldwide and manufacture various technical products, to Tracor, Inc. for approximately $94 million in cash, subject to post-closing working capital adjustments. On July 13, 1993, the Company sold its Engineering and Technical Services unit, which principally designs, engineers and installs satellite and microwave communications networks, for cash and notes approximating its $7 million book value. On September 22, 1993, the Company sold its NES unit, which provides consulting, engineering, systems design and other services to the nuclear energy and hazardous waste industries, for cash and notes appro-ximating its $1 million book value. On March 11, 1994, the Company sold its Sperry Rail unit, which provides track testing services for the railroad industry, for approximately $9.8 million in cash.

                  The Company also is pursuing the sale of the following two businesses:

                       The Company's Apparatus unit manufactures aerial lift
                  trucks and utility bodies (mobile tools) under the Telsta and Holan product names for the telecommunications, electric utility and cable television industries which are used for installing and maintaining aerial cable. This unit also manufactures telecommunications cable pressurization and safety equipment under the Puregas and Mopeco product names for the telecommunications and power utility industries.

                       The Company's Marathon Power Technologies Company unit
                  manufactures vented-cell nickel-cadmium batteries which are used primarily for private, commercial and military aircraft and other heavy-duty starting applications and also as a standby power source. This unit also manufactures sealed-cell nickel-cadmium batteries, as well as static inverters for aircraft electrical systems.

             The Company has reached agreements in principle for the sale of these two businesses for an aggregate of approximately $36 million.

                  See Note 2 of Notes to Financial Statements for information with respect to the revenues, operating income and carrying value of the businesses sold and to be sold.

               Other
               -----

                  Contract Drilling.  The Company owns approximately 53.9% of the common stock of DI Industries, Inc. ("DI"), which is engaged primarily in the business of providing onshore contract drilling and well workover services to firms in the oil and gas industry. DI owns or operates 97 drilling and workover rigs located in 12 states, four rigs in Argentina and one rig in Guatemala. Drill-ing operations are conducted primarily in Texas, Louisiana, Oklahoma, Arkansas, Ohio, western Pennsylvania, New York, Michi-gan, Argentina and Guatemala. Well workover services are provid-ed in Montana, Utah, North Dakota and Colorado. Customers include large and small independent producers and major oil companies. DI also engages in commercial drilling activities, generally consisting of drilling shafts for underground tunneling projects and caissons for highway and bridge projects, and heavy equipment sales and repair. DI also engages in oil and gas exploration, production and development, primarily in Oklahoma, Texas and Louisiana.

                  Oil and Gas Properties.  The Company owns certain oil and
             gas properties, located primarily in Oklahoma and Texas.

                  Coal Properties.  The Company and a subsidiary own fee
             interests in coal properties in Illinois, Ohio and Pennsylvania. Most of these properties are leased at various royalty rates to coal mining companies under long-term arrangements, including fixed-term leases with renewal options and exhaustion leases. The Company does not produce, prepare or sell coal or conduct mining operations.

                  Eight mines operated by lessees of the leased coal proper-
             ties, and carried at approximately $3.4 million, supply steam coal for electrical utilities or industrial customers. The future level of royalties above certain minimum and advance royalties from the reserves presently under lease will depend upon the rate of mining, the change in certain price indices and, in some instances, the sales price of the coal. During 1993, the leased coal properties produced royalties of $6.7 million.

                  GCT and Related Development Rights.  Subsidiaries of the
             Company own GCT in New York City and rights (the "Development

             Rights") to develop or transfer approximately 1.7 million square feet of floor space in the GCT area. The Development Rights are derived from such subsidiaries' ownership of the land upon which GCT is constructed. Utilization or transfer of such rights requires the approval of certain New York City agencies. If required governmental approvals are obtained, the floor space may be developed on the GCT site, contiguous sites or certain parcels of land in the vicinity, in each case subject to the requirements of applicable law. In 1972, the Company leased GCT (but not the Development Rights) and its related Harlem and Hudson rail lines to the MTA for an initial term expiring in 2032, which is subject to renewal options.

                  In December 1993, the Company reached an agreement in
             principle with the MTA that provides for an extension of the end of the Company's lease to the MTA of GCT and the Harlem and Hudson commuter rail lines from the year 2032 to 2274. It also provides for the grant of an option to the MTA to purchase the leased property in 25 years. In return, the Company would receive consideration having an estimated present value of $55 million, consisting principally of a $5 million cash payment and an increase in future lease rental payments to the Company of approximately $2 million per year. The agreement in principle also calls for the Company to relinquish its right to construct an office building over GCT. However, the Company will retain its rights to transfer the Development Rights from GCT to other sites in the surrounding area.

                  In November 1983, the Company and two of its subsidiaries
             entered into an agreement (the "Agreement") with a partnership controlled by The First Boston Corporation (the "Partnership") for the sale by the two subsidiaries to the Partnership of 1.5 million square feet of Development Rights for use on one or more sites neighboring GCT. If a closing were to occur under the Agreement, the purchase price to be received by the two subsid-iaries and the consideration to be received by the Company for release of its leasehold interest in the Development Rights could, under the applicable contractual formula, exceed $95 million. Consummation of the transaction is conditioned on receipt by the Partnership of a special permit from the New York City Planning Commission (the "CPC") to transfer at least a majority of the Development Rights under contract to a site owned by the Partnership in the vicinity of GCT. In August 1989, the CPC denied the Partnership's application for such a permit, whereupon the Partnership brought a lawsuit in New York State Supreme Court challenging the denial. In August 1991, the Court dismissed the lawsuit on a summary judgment motion. In May 1993, the Appellate Division of the New York State Supreme Court af-firmed the dismissal. The New York State Court of Appeals refused to grant leave for further appeal. In February 1994, the Partnership petitioned the U.S. Supreme Court for a writ of certiorari to review the case. It is not possible at this time to predict whether the Partnership's lawsuit will be successful.

             The Agreement terminates by its terms one year after final resolution of the lawsuit if a special permit for the transfer of Development Rights to the Partnership's site has not theretofore been issued by the CPC.

                  Real Estate Operations.  Subsidiaries of the Company own
             certain land and rights associated with the potential development of areas adjacent to, and above, certain rail lines in the New York City and Westchester County, New York areas. Scarsdale, New York has designated a subsidiary of the Company as preferred developer for the construction of a residential and retail use project adjacent to the Scarsdale commuter railroad station. The agreement in principle with the MTA discussed above under "GCT and Related Development Rights" would transfer all such develop-ment rights to the MTA, except those related to the proposed Scarsdale project.

                  The Company also has a program for the sale of real estate assets that relate to its former rail operations and other surplus land and manufacturing facilities.

                  Management Company.  Buckeye Management Company, a subsid-
             iary of the Company, manages as the sole general partner of, and owns a 1% interest in, Buckeye Partners, L.P., which owns and operates refined petroleum products and crude oil pipelines in the northeast and midwestern United States.

                                          GENERAL

                  Compliance with federal, state and local environmental
             protection laws during 1993 had no material effect upon the Company's capital expenditures, earnings or competitive position, and management anticipates no such material effects resulting from compliance during 1994. However, certain claims are pending against the Company and certain of its subsidiaries relating to the generation, disposal or release into the environment of allegedly hazardous substances, as described below under Item 3--"Legal Proceedings".

                                         EMPLOYEES

                  As of December 31, 1993, the approximate number of employees of the Company and its consolidated subsidiaries was:

             Insurance .......................................         3,000
             Non-Insurance Operations ........................         2,300
             Corporate........................................           100
                                                                       -----

             Total ...........................................         5,400
                                                                       -----

                                                                       -----

                  Approximately 550 of these employees, all in the Non-Insur-
             ance Operations, are covered by collective bargaining agreements.

             ITEM 2.  PROPERTIES

                  The Company's operations are conducted principally within
             the United States, and the Company believes that its principal facilities, all of which are owned unless otherwise noted, are maintained in good operating condition and are adequate for the present needs of its operations.

                  The principal facilities by reportable industry segment and other operations are as follows:

                                         INSURANCE

               Non-Standard Automobile
               -----------------------

                  The NSA Group's principal offices are leased facilities
             located in Birmingham, Alabama (57,000 square feet), Atlanta (78,000 square feet) and Norcross (58,000 square feet), Georgia and Independence, Ohio (29,000 square feet). These leases expire in January 1995, May 1998, August 2000 and March 1998, respec-tively.

               Workers' Compensation
               ---------------------

                  Republic Indemnity leases office space in Encino (72,000
             square feet), San Francisco (43,000 square feet), San Diego (11,000 square feet) and Sacramento (9,000 square feet), Califor-nia, and Phoenix, Arizona (2,000 square feet) under agreements expiring in May 1996, March 2001, December 1998, July 1996 and September 1994, respectively.

                                 NON-INSURANCE OPERATIONS

               Businesses to be Divested
               -------------------------

                  The Company's Apparatus unit operates four plants in four
             states, which have an aggregate floor space of approximately 301,000 square feet. Two of these four plants (aggregating 41,000 square feet) are leased under leases expiring in July 1996 and January 1997, respectively, and both have renewal options.

             Power Tech owns 50 acres in Waco, Texas on which it has a 200,000 square-foot battery manufacturing facility and a 15,000 square-foot office facility.

               Contract Drilling
               -----------------

                  At March 15, 1994, DI's contract oil and gas well drilling fleet consisted of 60 rigs (21 active) based in Texas, Louisiana, Oklahoma, Arkansas, Ohio, western Pennsylvania, New York, Michi-gan, Argentina and Guatemala. At March 15, 1994, the well workover service rig fleet totaled 24 rigs (18 active) based in Montana, Utah, North Dakota and Colorado. In addition, at March 15, 1994, DI owned 3 and operated 13 commercial drilling rigs under a cash flow sharing agreement, 6 of which were active. Also, at March 15, 1994, 2 rigs were held for resale.

               Oil and Gas Properties
               ----------------------

                  All of the Company's oil and gas properties are located in the United States. As of December 31, 1993, the Company had interests in 73 gross (36 net) producing oil wells and 4 gross (1 net) producing gas wells and 6,160 gross (2,965 net) developed and 23,246 gross (5,601 net) undeveloped acres. As of March 31, 1993, DI had interests in 238 gross (9 net) producing oil wells and 574 gross (14.7 net) producing gas wells and 179,539 gross (5,648 net) developed and 335 net undeveloped acres.

               Coal Properties
               ---------------

                  The Company and a subsidiary own fee interests in approxi-
             mately 161,000 acres of coal properties in Illinois, Ohio and Pennsylvania. Approximately 105,000 acres of these properties remain leased at various royalty rates to coal mining companies under long-term arrangements, including fixed-term leases with renewal options and exhaustion leases.

               GCT and Related Development Rights
               ----------------------------------

                  Subsidiaries of the Company own GCT and rights to develop
             floor space in the Grand Central Terminal area of New York City, as discussed under Item 1--"Description of Businesses--Non-Insurance Operations--GCT and Related Development Rights".

               Real Estate Operations
               ----------------------

                  The Company's real estate inventory at December 31,1993
             included approximately 20,000 acres of real estate (including approximately 80 acres with surplus manufacturing facilities) spread throughout 13 states.

             ITEM 3.  LEGAL PROCEEDINGS

                  The U.S. Government and other parties have asserted claims against the Company as a potentially responsible party for clean-up costs ("Clean-up Costs") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") at a Superfund site at the Paoli, Pennsylvania railyard ("Paoli Yard"), formerly owned and operated by the Company's prede-cessor, Penn Central Transportation Company ("PCTC"). A Record of Decision was issued by the U.S. Environmental Protection Agency on July 21, 1992 presenting a final selected remedial action for the Paoli Yard in accordance with CERCLA having an estimated cost of approximately $28.3 million. This figure is an estimate of the cost to remediate the entire yard and off-site property to a level acceptable to the U.S. EPA. In March 1992, the Company filed a lawsuit in the Special Court created by the Regional Rail Reorganization Act (the "Rail Act") seeking to enjoin the U.S. Government, Consolidated Rail Corporation ("Con-rail") and other parties from prosecuting claims against the Company for the Clean-up Costs on the grounds that the Paoli Yard environmental claims are barred by: (1) the terms by which the Paoli Yard was transferred by PCTC to Conrail "as is" in 1976 pursuant to the Rail Act; (2) the 1980 settlement of the Valua-tion Case proceedings to determine compensation to be paid by the U.S. Government for the railroad properties transferred by PCTC pursuant to the Rail Act; and (3) the U.S. Constitution. On February 9, 1993, the Special Court denied the U.S. Government's motion to dismiss the Company's complaint for lack of subject matter jurisdiction, holding that it had exclusive jurisdiction to decide these issues. On April 30, 1993, the U.S. Government's separate action in U.S. District Court to recover Clean-up Costs from the Company was stayed pending final judgment by the Special Court in the lawsuit filed by the Company. The parties have filed cross motions for summary judgment, which were argued to the Special Court on February 23, 1994 and are now under submis-sion. In addition to the Special Court litigation, the Company believes that it has other substantial defenses to claims for Clean-up Costs at the Paoli Yard, including its position that other parties are responsible for substantial percentages of such Clean-up Costs by virtue of their operation of electrified rail-road cars at the Paoli Yard that discharged PCB's at higher levels than discharged by cars operated by PCTC. The Company also intends to make claims against certain insurance carriers for reimbursement of any Clean-up Costs that the Company may incur. The Company has not established any accrual for potential liability for Clean-up Costs at the Paoli Yard.

                  There are certain other claims involving the Company and
             certain of its subsidiaries, including claims relating to the generation, disposal or release into the environment of allegedly hazardous substances and pre-reorganization personal injury claims, that allege or involve amounts that are potentially substantial in the aggregate.

                  The Paoli Yard litigation and the preponderance of the other claims arose out of railroad operations disposed of by PCTC prior to its 1978 reorganization and, accordingly, any ultimate liabil-ity resulting therefrom in excess of previously established loss accruals would be attributable to such pre-reorganization events and circumstances. In accordance with the Company's reorganiza-tion accounting policy, any such ultimate liability will reduce the Company's capital surplus and shareholders' equity, but will not be charged to income.

                  The Company believes that its maximum aggregate potential
             exposure at December 31, 1993 with respect to the foregoing environmental claims (other than Paoli Yard), net of related loss accruals, was approximately $15 million for claims arising out of pre-reorganization operations and in the range of $1 million to $4 million for claims arising out of post-reorganization opera-tions (which range depends upon the method of remediation, if any, required). The Company believes that it has meritorious defenses in such matters, including its position that other parties are responsible for substantial percentages of such amounts claimed and, in the case of the post-reorganization matter referred to above, its belief that the relevant regulatory authority will permit remediation to be deferred until there is a change in the use of the facility which the Company believes is unlikely.

                  In management's opinion, the outcome of the foregoing claims will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of opera-tions of the Company. In making this assessment, management has taken into account previously established loss accruals in its financial statements and probable recoveries from insurance carriers and other third parties.


             ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  Not applicable.


             EXECUTIVE OFFICERS OF THE REGISTRANT

                  The persons named below are executive officers of the
             Company who have been elected to serve in the capacities indicat-ed at the pleasure of the Company's Board of Directors.

                   NAME, AGE AND               PRINCIPAL BUSINESS AFFILIATIONS
             POSITIONS WITH THE COMPANY             DURING PAST FIVE YEARS
             --------------------------        -------------------------------

             Carl H. Lindner, 74               Mr. Lindner has been Chairman

               Chairman of the Board and       of the Board and Chief Execu-
                 Chief Executive Officer       tive Officer of the Company for
                                               more than five years.  During
             the
                                               past five years, Mr. Lindner
                                               has been Chairman of the Board
                                               and Chief Executive Officer of
                                               American Financial Corporation,
                                               a diversified financial ser-

                                               vices company.  He is also a
                                               director of American Annuity
                                               Group, Inc., American Financial
                                               Enterprises, Inc., Chiquita
                                               Brands International, Inc.,
                                               General Cable Corporation and
                                               Great American Communications
                                               Company.  Mr. Lindner is Carl
                                               H. Lindner III's father.

                   NAME, AGE AND               PRINCIPAL BUSINESS AFFILIATIONS
             POSITIONS WITH THE COMPANY             DURING PAST FIVE YEARS
             --------------------------        -------------------------------

             Carl H. Lindner III, 40           Mr. Lindner was elected Presi-

               President and Chief Operating   dent and Chief Operating
                 Officer and a Director        Officer of the Company in
                                               February 1992.  Prior thereto,
                                               he had served as Vice Chairman
                                               of the Board of the Company
                                               since October 1991.  During the
                                               past five years, Mr. Lindner
                                               has been President of Great
                                               American Insurance Company, a
                                               property and casualty insurance
                                               company owned by American
                                               Financial Corporation.

             Richard M. Haverland, 53          Mr. Haverland was elected
               Executive Vice President--      Executive Vice President--
                 Insurance Group and a         Insurance Group of the Company
                   Director                    in February 1991.  Prior
                                               thereto, Mr. Haverland was
                                               Executive Vice President of
                                               Great American Holding Corpora-
                                               tion, a holding company subsid-
                                               iary of American Financial
                                               Corporation, a diversified
                                               financial services company
                                               (April 1984 to February 1991).

             Neil M. Hahl, 45                  Mr. Hahl has been Senior Vice
               Senior Vice President           President of the Company for
                 and a Director                more than five years.  Mr. Hahl
                                               is a director of Buckeye
                                               Management Company.

             Robert W. Olson, 48               Mr. Olson has been Senior Vice
               Senior Vice President,          President, General Counsel and
                 General Counsel and           Secretary of the Company for
                 Secretary and a Director      more than five years.  Mr.
                                               Olson is a director of DI
                                               Industries, Inc.

             Robert F. Amory, 48               Mr. Amory was elected Vice
               Vice President and Controller   President of the Company in
                                               December 1989 and Controller
                                               in September 1986.

             R. Bruce Brumbaugh, 41            Mr. Brumbaugh was elected Vice
               Vice President -- Risk          President -- Risk Management of
                 Management                    the Company in February 1990.
                                               Prior thereto, Mr. Brumbaugh
             was
                                               Staff Vice President--Risk
                                               Management (June 1987 to
                                               February 1990).

             Richard A. Carlson, 42            Mr. Carlson was elected Vice
               Vice President and              President in February 1994 and,

                 Assistant General Counsel     prior thereto, had been Staff
             Vice
                                               President since January 1990
                                               and Assistant General Counsel
                                               since April 1988.

             Michael L. Cioffi, 41             Mr. Cioffi was elected Vice
               Vice President and              President in February 1993 and,

                 Assistant General Counsel     prior thereto, had been Staff
             Vice
                                               President since January 1990
                                               and Assistant General Counsel
                                               since February 1988.

             Robert E. Gill, 47                Mr. Gill was elected Vice
               Vice President--Taxes           President--Taxes of the Company
                                               in February 1990.  Prior

                                               thereto, Mr. Gill was Staff
                                               Vice President--Taxes (July

                                               1986 to February 1990).

             Philip A. Hagel, 49               Mr. Hagel was elected Vice
               Vice President and Treasurer    President of the Company in
                                               February 1990 and Treasurer in
                                               January 1988.  Mr. Hagel is a
                                               director of DI Industries, Inc.

             Michael D. Mauer, 41              Mr. Mauer was elected Vice
               Vice President                  President of the Company in
                                               February 1990.  Prior thereto,
                                               he was Staff Vice President--
                                               General Auditor and Adminis-
                                               trative Services (January 1987
                                               to February 1990).

                                          PART II

             ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                       "Dividend Policy and Stock Market Prices" on page 47 of the Company's 1993 Annual Report to Shareholders is incorporated herein by reference.

             ITEM 6.   SELECTED FINANCIAL DATA

                       "Selected Consolidated Financial Data" on page 25 of the Company's 1993 Annual Report to Shareholders is incorporated herein by reference.

             ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                       "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 15 through 24 of the Company's 1993 Annual Report to Shareholders is incorporated herein by reference.

             ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       The consolidated financial statements of the Company and its subsidiaries, included on pages 26 through 44 of the Company's 1993 Annual Report to Shareholders, and "Quarterly Financial Data", included on page 46 of such Annual Report, are incorporated herein by refer-ence.

             ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                       Not applicable.


                                         PART III

             ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                       Except to the extent included in Part I under the caption "Executive Officers of the Registrant", the information called for by Item 10 is incorporated by reference to the definitive proxy statement involving the election of directors which the Company intends to file with the Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934 not later than 120 days after December 31, 1993.

             ITEM 11.  EXECUTIVE COMPENSATION

                       The information called for by Item 11 is incorporated by reference to the definitive proxy statement involv-ing the election of directors which the Company intends to file with the Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934 not later than 120 days after December 31, 1993.

             ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                       The information called for by Item 12 is incorporated by reference to the definitive proxy statement involv-ing the election of directors which the Company intends to file with the Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934 not later than 120 days after December 31, 1993.

                       American Financial Corporation ("AFC") beneficially owns approximately 41% of the outstanding Common Stock of the Company and has substantial influence over the management and operations of the Company. Carl H. Lindner, Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Board and Chief Executive Officer of AFC. All of AFC's out-standing Common Stock is owned by Mr. Lindner, members of his family and trusts for their benefit. AFC and Mr. Lindner may be deemed to be controlling persons of the Company. See "Executive Officers of the Regis-trant" in Part I.

             ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                       The information called for by Item 13 is incorporated by reference to the definitive proxy statement involv-ing the election of directors which the Company intends to file with the Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934 not later than 120 days after December 31, 1993.

                                          PART IV

             ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

                   (a) The following documents are filed as a part of this
                       report:

                       (1) and (2) Financial Statements and Financial State-
                           ment Schedules--see Index to Financial Statements and Financial Statement Schedules appearing on Page F-1.

                       (3) Exhibits:

                   EXHIBIT NUMBER
                   (REFERENCED TO
                   ITEM 601 OF
                   REGULATION S-K)
                   ---------------

             (3)         (i)   ---Amended and Restated Articles of Incor-
                                  poration of the Company, as amended effec-tive March 25, 1994.

                        (ii)   ---By-Laws of the Company, as amended         *
                                  July 30, 1992, incorporated by reference to Exhibit (3)(iii) to the Company's
                                  Annual Report on Form 10-K for 1992.

             (4)(i)            ---Order No. 3708 of the United States        *
                                  District Court for the Eastern District
                                  of Pennsylvania in In the Matter of Penn
                                  Central Transportation Company, Debtor,
                                  Bankruptcy No. 70-347 dated August 17,
                                  1978 directing the consummation of
                                  the Plan of Reorganization for Penn Central
                                  Transportation Company, incorporated by
                                  reference to Exhibit 4 to Form 8-K Current
                                  Report of Penn Central Transportation
                                  Company for August 1978.

             (4)(ii)     (a)   ---Certain instruments with respect to
                                  long-term debt of subsidiaries of the
                                  Company which do not relate to debt
                                  exceeding 10% of the total assets of
                                  the Company and its consolidated sub-
                                  sidiaries are omitted pursuant to

                                  Item 601(b)(4)(iii)(A) of Regulation S-K,
                                  17 C.F.R. Section 229.601.  The Company
                                  hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of each such instrument upon request.

                         (b)   ---(i) Indenture dated as of August 1,        *
                                  1989 between the Company and Morgan
                                  Guaranty Trust Company of New York, as
                                  Trustee, regarding the Company's Sub-
                                  ordinated Debt Securities (the "Indenture"), incorporated by reference to Exhibit 4.1 to the Company's Form 8-K Current Report dated August 10, 1989.

                               ---(ii) Instrument of Resignation of Trustee  *

                                  and Appointment and Acceptance of Successor

                                  Trustee and Appointment of Agent dated as of November 15, 1991 among the Company, Morgan Guaranty Trust Company of New York as Resigning Trustee and Star Bank, N.A. as

                                  Successor Trustee, incorporated by
                                  reference to Exhibit (4)(ii)(d)(ii) to
                                  the Company's Annual Report on Form 10-K for 1991.

                               ---(iii) Officer's Certificate Pursuant to    *
                                  Sections 102 and 301 of the Indenture
                                  relating to authentication and designation of the Company's 9-3/4% Subordinated Notes due August 1, 1999, to which is attached the Form of Note, incorporated by reference to Exhibit 4.2 to the Company's Form 8-K Current Report dated August 10, 1989.

             ---------------
                  * Asterisk indicates an exhibit previously filed with the
             Securities
             and Exchange Commission incorporated herein by reference.

                   EXHIBIT NUMBER
                   (REFERENCED TO
                   ITEM 601 OF
                   REGULATION S-K)
                   ---------------

                               ---(iv) Officer's Certificate Pursuant to     *
                                  Sections 102 and 301 of the Indenture
                                  relating to authentication and designation of the Company's 10-5/8% Subordinated Notes due April 15, 2000, to which is attached the Form of Note, incorporated by reference to Exhibit 4.1 to the Company's Form 8-K Current Report dated April 19, 1990.

                               ---(v) Officer's Certificate Pursuant to      *
                                  Sections 102 and 301 of the Indenture
                                  relating to authentication and designation of the Company's 10-7/8% Subordinated Notes due May 1, 2011, to which is attached the Form of Note, incorporated by reference to Exhibit 4.1 to the Company's Form 8 amendment dated May 8, 1991 to the Com-

                                  pany's Form 8-K Current Report dated May 7,
                                  1991.

             (10)(i)     (a)   ---(i) Intercompany Agreement, dated June 9,  *
                                  1992, by and between the Company and
                                  General Cable Corporation, incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 9, 1992.

                               ---(ii) Subordinated Promissory Note of       *
                                  General Cable Corporation due 2007 in the principal amount of $255,000,000 payable to the Company, incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 30, 1992.

                         (b)   ---Stock Purchase Agreement, dated as of      *
                                  June 10, 1993, among the Company, PCC
                                  Technical Industries, Inc. and Tracor,
                                  Inc., incorporated by reference to
                                  Exhibit (99) to the Company's Current
                                  Report on Form 8-K dated May 26, 1993.

             The following Exhibits (10)(iii)(a) through (10)(iii)(g) are compensatory plans and arrangements in which directors or execu-tive officers participate:

             (iii)       (a)   ---(i) The Company's Stock Option Plan, as    *
                                  amended March 25, 1992, incorporated by
                                  reference to Exhibit (10)(iii)(a)(i) to
                                  the Company's Annual Report on Form 10-K for 1992.

                               ---(ii) Amendment to the Company's Stock      *
                                  Option Plan adopted by the Company's
                                  Board of Directors on March 24, 1993,
                                  incorporated by reference to Exhibit

                                  (10)(iii)(a)(ii) to the Company's Annual
                                  Report on Form 10-K for 1992.

                               ---(iii) Forms of stock option agreements     *
                                  used to evidence options granted under
                                  the Company's Stock Option Plan to officers and directors of the Company, incorporated by reference to Exhibit (10)(iii)(a)(iii) to the Company's Annual Report on Form 10-K for 1992.

                               ---(iv) The Company's Stock Option Loan       *
                                  Program, as amended February 8, 1991,
                                  incorporated by reference to Exhibit
                                  (10)(iii)(a)(v) to the Company's Annual
                                  Report on Form 10-K for 1990.

                               ---(v) The Company's 1992 Spin-Off Stock      *
                                  Option Plan adopted by the Company's
                                  Board of Directors on March 25, 1992,
                                  incorporated by reference to Exhibit
                                  (10)(iii)(a)(vi) to the Company's Annual
                                  Report on Form 10-K for 1991.

             ---------------
                  * Asterisk indicates an exhibit previously filed with the
             Securities
             and Exchange Commission and incorporated herein by reference.

                   EXHIBIT NUMBER
                   (REFERENCED TO
                   ITEM 601 OF
                   REGULATION S-K)
                   ---------------

                         (b)   ---The Company's Annual Incentive Compen-     *
                                  sation Plan, as amended February 12, 1992, incorporated by reference to Exhibit
                                  (10)(iii)(b) to the Company's Annual
                                  Report on Form 10-K for 1991.

                         (c)   ---Description of the Company's retirement    *
                                  program for outside directors, as adopted by the Company's Board of Directors on March 23, 1983, incorporated by reference to Exhibit (10)(iii)(i) to the Company's Annual Report on Form 10-K for 1982.

                         (d)   ---The Company's Employee Stock Redemption    *
                                  Program, as adopted by the Company's
                                  Board of Directors on March 28, 1985,
                                  incorporated by reference to Exhibit
                                  (10)(iii)(j) to the Company's Annual
                                  Report on Form 10-K for 1984.

                         (e)   ---(i) Severance Agreement dated March 29,    *
                                  1987 between the Company and Alfred W.
                                  Martinelli, a director of the Company,
                                  incorporated by reference to Exhibit
                                  (10)(iii)(a)(i) to the Company's Form
                                  10-Q Quarterly Report for the Quarter
                                  Ended March 31, 1987.

                               ---(ii) Consulting Agreement dated as of      *
                                  March 29, 1987 between the Company and
                                  Alfred W. Martinelli, incorporated by
                                  reference to Exhibit (10)(iii)(a)(ii)
                                  to the Company's Form 10-Q Quarterly
                                  Report for the Quarter Ended March 31,
                                  1987.

                               ---(iii) Letter agreement amending the fore-  *
                                  going Consulting and Severance Agreements dated December 9, 1991 between the Company and Alfred W. Martinelli, incorporated by reference to Exhibit (10)(iii)(e)(iii) to the Company's Annual Report on Form 10-K for 1991.

                         (f)   ---Letters dated April 9, 1987 from the       *
                                  Company to each of Neil M. Hahl and
                                  Robert W. Olson, officers of the Company, with respect to severance arrangements, as supplemented by letters dated June 26, 1987 to each such officer, incorporated by reference to Exhibit (10)(iii)(a) to the Company's Form 10-Q Quarterly Report for the Quarter Ended June 30, 1987.

                         (g)   ---(i) Excess of Loss Agreement, effective    *

                                  March 31, 1988, between Republic Indemnity
                                  Company of America and Great American
                                  Insurance Company, incorporated by refer-ence to Exhibit (g)(1) to Amendment No. 1 to Schedule 13E-3, dated January 17, 1989, relating to Republic American Corporation filed by Republic American Corporation, the Company, RAWC Acquisition Corp., American Financial Corporation and Carl H. Lindner (the "Schedule 13E-3 Amendment").

                               ---(ii) First Amendment to Excess of Loss     *
                                  Agreement, effective March 31, 1988,
                                  between Republic Indemnity Company of

                                  America and Great American Insurance
                                  Company, incorporated by reference to
                                  Exhibit (g)(2) to the Schedule 13E-3
                                  Amendment.

                         (h)   ---(i) Business Assumption Agreement,         *
                                  effective as of December 31, 1990,
                                  between Stonewall Insurance Company and
                                  Dixie Insurance Company, incorporated
                                  by reference to Exhibit (10)(iii)(o)(i)
                                  to the Company's Annual Report on Form
                                  10-K for 1990.

             ---------------
                  * Asterisk indicates an exhibit previously filed with the
             Securities
             and Exchange Commission and incorporated herein by reference.

                   EXHIBIT NUMBER
                   (REFERENCED TO
                   ITEM 601 OF
                   REGULATION S-K)
                   ---------------

                               ---(ii) Quota Share Agreements, effective     *
                                  December 31, 1990, between Stonewall
                                  Insurance Company and Dixie Insurance
                                  Company, incorporated by reference to
                                  Exhibit (10)(iii)(o)(ii) to the Company's
                                  Annual Report on Form 10-K for 1990.

                               ---(iii) Management Agreement, effective as   *
                                  of January 1, 1991, by and between Dixie
                                  Insurance Company and Stonewall Insurance
                                  Company, incorporated by reference to
                                  Exhibit (10)(iii)(o)(iii) to the Company's
                                  Annual Report on Form 10-K for 1990.

                         (i)   ---Excess of Loss Agreements, effective       *
                                  December 31, 1990, between Great American
                                  Insurance Company and each of Atlanta
                                  Casualty Company, Dixie Insurance Company and Windsor Insurance Company, incorporated by reference to Exhibit (10)(iii)(p) to the Company's Annual Report on Form 10-K for 1990.

                         (j)   ---Premium Payment Agreement, effective as    *
                                  of January 1, 1991, by and between Great
                                  American Insurance Company and the Company, incorporated by reference to Exhibit

                                  (10)(iii)(q) to the Company's Annual Report on Form 10-K for 1990.

             (11)              ---Supplemental information regarding computa-
                                  tions of net income per share amounts.

             (12)              ---Calculation of ratio of earnings to fixed
                                  charges.

             (13)              ---Portions of the Company's 1993 Annual Report
                                  to Shareholders.

             (21)              ---List of subsidiaries of the Company.

             (23)              ---Consent of Deloitte & Touche.

             (28)              ---Information from reports provided to state
                                  regulatory authorities.

                  (b) Reports on Form 8-K filed during the quarter ended December 31, 1993:

                         None


             ---------------
                  * Asterisk indicates an exhibit previously filed with the
             Securities
             and Exchange Commission and incorporated herein by reference.

                  For the purposes of complying with the amendments to the
             rules governing Form S-8 (effective July 13, 1990) under the Securities Act of 1933, the undersigned registrant hereby under-takes as follows, which undertaking shall be incorporated by reference into registrant's Registration Statement on Form
             S-8 No. 2-81422 (filed January 20, 1983), registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 2-72453 (filed December 23, 1983), registrant's Registration Statement on Form S-8 No. 33-34871 (filed May 11, 1990) and registrant's Registration Statement on Form S-8 No. 33-48700 (filed June 17, 1992):

                       Insofar as indemnification for liabilities arising
                  under the Securities Act of 1933 may be permitted to direc-tors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or contro-lling person in connection with the securities being regis-tered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling prece-dent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

                  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE
             SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERE-UNTO DULY AUTHORIZED.

                                           AMERICAN PREMIER UNDERWRITERS, INC.

                                             (Registrant)


                                           By        Carl H. Lindner
                                             ---------------------------------

                                                     Carl H. Lindner
                                                Chairman of the Board and
                                                 Chief Executive Officer


             Date:  March 29, 1994


                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT
             OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



             Date:  March 29, 1994         By      Hugh F. Culverhouse

                                             --------------------------------
                                                   Hugh F. Culverhouse
                                                        Director

             Date:  March 29, 1994         By      Theodore H. Emmerich
                                               ------------------------------
                                                   Theodore H. Emmerich
                                                        Director


             Date:  March 29, 1994         By        James E. Evans

                                             --------------------------------
                                                     James E. Evans
                                                        Director


             Date:  March 29, 1994         By          Neil M. Hahl

                                             --------------------------------
                                                         Neil M. Hahl
                                          Senior Vice President and a Director
                                              (Principal Financial Officer)


             Date:  March 29, 1994         By      Richard M. Haverland

                                             --------------------------------
                                                   Richard M. Haverland
                                                         Director


             Date:  March 29, 1994         By         Thomas M. Hunt

                                             --------------------------------
                                                      Thomas M. Hunt
                                                         Director

             Date:  March 29, 1994         By        Carl H. Lindner

                                             --------------------------------
                                                     Carl H. Lindner
                                             Chairman of the Board and Chief
                                             Executive Officer and a Director


             Date:  March 29, 1994         By       Carl H. Lindner III

                                             --------------------------------
                                                    Carl H. Lindner III
                                                         Director


             Date:  March 29, 1994         By        S. Craig Lindner

                                             --------------------------------
                                                     S. Craig Lindner
                                                         Director


             Date:  March 29, 1994         By       Alfred W. Martinelli

                                             --------------------------------
                                                    Alfred W. Martinelli
                                                          Director


             Date:  March 29, 1994         By         Robert W. Olson
                                             --------------------------------
                                                      Robert W. Olson
                                                         Director


             Date:  March 29, 1994         By         Robert F. Amory
                                             --------------------------------
                                                      Robert F. Amory
                                               Vice President and Controller
                                               (Principal Accounting Officer)

                            AMERICAN PREMIER UNDERWRITERS, INC.

              INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES



                                                                         PAGE

             NUMBER

             -----------

             Independent Auditors' Report...............................
             F-2
             American Premier Underwriters, Inc. and Consolidated
               Subsidiaries:
                   Statement of Income--For the years ended December
                     31, 1993, 1992 and 1991............................
             *
                   Balance Sheet--December 31, 1993 and 1992............
             *
                   Statement of Cash Flows--For the years ended
                     December 31, 1993, 1992 and 1991...................
             *
                   Notes to Financial Statements........................
             *
                   Schedule II--Amounts Receivable from Related
                     Parties and Underwriters, Promoters and Employees
                     Other than Related Parties.........................
             S-1
                   Schedule III--Condensed Financial Information of
                     Registrant.........................................
             S-3
                   Schedule VII--Guarantees of Securities and Other
                     Obligations of Other Issuers.......................
             S-5
                   Schedule VIII--Valuation and Qualifying
                     Accounts...........................................
             S-5
                   Schedule X--Supplemental Information Concerning
                     Property-Casualty Insurance Operations.............
             S-6

                  Schedules other than those listed above are omitted because they are either not applicable or not required or the information required is included in the consolidated financial statements or notes thereto.
             -------------------
                  * Incorporated by reference to the Company's 1993 Annual
             Report to Shareholders.

                               INDEPENDENT AUDITORS' REPORT


             American Premier Underwriters, Inc.:

                  We have audited the financial statements and the financial statement schedules of American Premier Underwriters, Inc. and Consolidated Subsidiaries listed in the accompanying Index to

             Financial Statements and Financial Statement Schedules. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and finan-cial statement schedules based on our audits.

                  We conducted our audits in accordance with generally accept-
             ed auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, such financial statements present fairly, in all material respects, the financial position of American Premier Underwriters, Inc. and Consolidated Subsidiaries at December 31, 1993 and 1992 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting princi-ples. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information shown therein.

                  As discussed in Note 1 to the financial statements, in 1992 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.


             Deloitte & Touche


             Cincinnati, Ohio
             February 16, 1994
             (March 25, 1994 with respect
              to the change of the Company's
              name as discussed in Note 1
              to the financial statements)

             SCHEDULE II

             AMERICAN PREMIER UNDERWRITERS, INC. AND
             CONSOLIDATED SUBSIDIARIES
                               Amounts Receivable from Related Parties and

             Underwriters,
                                  Promoters and Employees Other than Related
             Parties
                                 For the Years Ended December 31, 1993, 1992
             and 1991
                                                (Dollars in Thousands)

                                                               Balance at
                                                              Beginning of

                                Deductions
               End of Period
                                                                Period

                                Amounts     Amounts
               Name of Debtor                            Current
             Noncurrent        Additions   Collected   Written-Off       Other

             Current       Noncurrent

             Year ended December 31, 1993:
               Officers and employees of the
               Company or its Subsidiaries
               and related parties:
              American Annuity Group, Inc. (a)           $  1,835

                    $    724       $ 1,000
             $ 1,559
               General Cable Corporation (b)...                      $255,000


                           $255,000
               General Cable Corporation (c)...            36,900

                                    36,900
                   0
               General Cable Corporation (d)...                        31,812


                             31,812
               R.E. Gill (e)...................                           117


                                117
               N.M. Hahl (e)...................                           123

                         161
                                284
               J.M. Kampf (f)..................                           332

                                       332
                                  0

               A.W. Martinelli (g).............                         8,906


                              8,906
               R.W. Olson (e)..................                           260

                         215            32
                                443
               S.Stavenhagen (h)...............                           100

                                       100








                                  0

             Year ended December 31, 1992:
               Officers and employees of the
               Company or its Subsidiaries
               and related parties:
               American Annuity Group, Inc. (a)                      $  1,231

                    $  1,104       $  500
             $ 1,835
               M.A. Cramer, Jr. (i)............                           489

                                      489
                           $      0
               General Cable Corporation (b)...

                     255,000
                            255,000
               General Cable Corporation (c)...

                      36,900
              36,900
               R.E. Gill (e)...................

                         117
                                117
               N.M. Hahl (e)...................

                         123
                                123
               J.M. Kampf (j)..................                           403

                         734          805
                                332
               A.W. Martinelli (e,g,k).........                         9,697

                       1,842        2,633
                              8,906
               R.W. Olson (e)..................                           170

                         118           28
                                260
               S.Stavenhagen (h)...............                           101

                                       1
                                100

                                                     S-1

             Year ended December 31, 1991:
               Officers and employees of the
               Company or its Subsidiaries
               and related parties:
               R.F. Amory (h,l)................                      $    293

                                $      2                      $ 291
                           $       0
               J.A. Anderson (h,l).............                           358

                                       2                        356
                                   0
               R.B. Brumbaugh (h,l)............                           181

                                       2                        179
                                   0
               R.W. Bubak (h,l)................                           168








                                                                168
                                   0
               M.A. Cramer, Jr. (i)............

                    $    489
                                 489
               R.E. Gill (h,l).................                           415

                                       3                        412
                                   0
               P.A. Hagel (h,l)................                           247

                                       2                        245
                                   0
               N.M. Hahl (h,l).................                           558

                                       4                        554
                                   0
               F.R. Holt (h,l).................                           334

                                       2                        332
                                   0
               J.M. Kampf (i)..................

                         403
                                 403
               G.B. Kenny (h,l)................                           473

                                       2                        471
                                   0
               A.W. Martinelli (e,g)...........                         9,649

                          48
                               9,697
               M.D. Mauer (h,l)................                           147

                                                                147
                                   0
               P.S. Meyers (h).................                           174

                                     174
                                   0
               R.W. Olson (e,h,l)..............                           402

                          14          51                        195
                                 170
               R.J. Siverd (h,l)...............                           346

                                       2                        344
                                   0
               W.J. Smith (h,l)................                           103

                                       1                        102
                                   0
               S.Stavenhagen (h)...............                           102

                                       1
                                 101
               D.H. Street (h,l)...............                           593

                                       4                        589
                                   0
               N.G. Tsacalis (h,l).............                           154

                                       1                        153
                                   0
               A.N. Watson (h,l)...............                           123

                                       1                        122
                                   0

             __________

             (a)     Non-interest bearing amounts due to the Company,
             representing
                     payments made by the Company on behalf of the successor
             of a
                     previously spun-off subsidiary of the Company.
             (b) Subordinated note of previously spun-off company, bearing interest at 9.98 percent per annum, due September 30,
             2007
                     (see Note 2 of Notes to Financial Statements).
             (c)     Short-term note of previously spun-off company.
             (d) Interest notes received in lieu of cash interest payments on the subordinated note referred to in (b) above, paid in
             full
                     on February 14, 1994.
             (e)     Promissory notes of participants in the Company's Stock
             Option
                     Loan Program delivered in payment of up to 95 percent of
             the
                     purchase price for the Company's Common Stock purchased
             upon
                     the exercise of stock options, secured by the stock
             purchased,
                     bearing interest at rates ranging from 3.65 to 7.06
             percent
                     per annum.
             (f) Individual ceased to be an employee or a related party during the year.
             (g) Includes recourse promissory notes of participants in the Company's Career Share Purchase Plan delivered in payment of
                     up to 95 percent of the purchase price for Career Shares
             (see
                     Note 9 of Notes to Financial Statements), secured by the Career Shares purchased, bearing interest at 9 percent per
                     annum and payable not later than ten years after the
             purchase
                     date.
             (h) Mortgage notes receivable, incidental to employees' relocations, secured by homesites. Principal and interest are
                     payable monthly based on amortization schedules which
             range
                     from 15 to 30 years and carry annual interest rates
             ranging
                     from 9 1/2 to 9 3/4 percent.
             (i) Non-interest bearing temporary home loans, incidental to employees' relocations, payable within one year of the date of
                     the loans.

             (j) Note receivable, incidental to employee relocation, bearing interest at 6.49 percent per annum.  Principal and
             interest
                     are payable on or before June 30, 2000.
             (k) Promissory notes referred to in (e) above were collected during 1992.
             (l) Mortgage note referred to in (h) above was sold during 1991 in the secondary market.

             SCHEDULE III

                                     AMERICAN PREMIER UNDERWRITERS, INC.
                           Condensed Financial Information of Registrant (Note
             1)
                                                (In Millions)
                                     COMBINED CONDENSED INCOME STATEMENT

                                                               For the Years
             Ended December 31,
             REVENUES                                            1993
             1992        1991

               Equity in earnings of subsidiaries              $178.1
             $146.2      $159.2
               Interest and dividend income                      52.4
             45.0        34.2
               Net sales                                         16.8
             17.3        15.2
               Net realized gains (losses)                       92.9
             (3.3)       (9.7)
                                                                340.2
             205.2       198.9

             EXPENSES
               Corporate and administrative expenses             20.2
             20.2        25.8
               Interest and debt expense                         62.6
             69.0        63.0
               Provision for loss on sale of
                     subsidiaries and asset
                     impairment                                  37.9
             -           -
               Other (income) expense, net                       30.3
             32.3        30.5
                                                                151.0









             121.5       119.3

             Income from continuing operations before
               income taxes                                     189.2
             83.7        79.6
             Income tax (expense) benefit                        53.5
             (32.8)      (29.4)

             Income from continuing operations                  242.7
             50.9        50.2

             DISCONTINUED OPERATIONS
               Equity in earnings (losses) of
                 subsidiaries                                     2.8
             1.7       (47.6)
               Loss from disposal of businesses                 (13.5)
             -           -

             Cumulative effect of accounting change                -
             252.8          -

             NET INCOME                                        $232.0
             $305.4      $  2.6

                                COMBINED CONDENSED BALANCE SHEET

                                                                 As of
             December 31,
                                                                 1993
             1992
             ASSETS
               Investments                                     $  927.4    $
             782.2
               Receivables from subsidiaries                      293.5
             332.7
               Investments in subsidiaries                      1,231.7
             972.3
               Net assets of discontinued operations                9.8
             111.5
               Deferred tax asset                                 295.8
             245.4
               Other assets                                       120.8
             116.1
                                                               $2,879.0
             $2,560.2

             LIABILITIES AND CAPITAL
               Accounts payable, accrued expenses and
                     other liabilities                         $  196.2    $
             128.5








               Payables to subsidiaries                           440.9
             276.1
               Long-term debt                                     519.6
             652.8
               Other capital                                    1,722.3
             1,502.8
                                                               $2,879.0
             $2,560.2

              SCHEDULE III


              (continued)

                                     AMERICAN PREMIER UNDERWRITERS, INC.
                           Condensed Financial Information of Registrant (Note
             1)
                                                (In Millions)
                                 COMBINED CONDENSED STATEMENT OF CASH FLOWS

                                                                     For the
             Years Ended December 31,
             CASH FLOWS FROM OPERATING ACTIVITIES:                     1993

                1992        1991

               Income from continuing operations                     $ 242.7

              $  50.9     $  50.2
               Adjustments
                     Equity in earnings of subsidiaries               (178.1)

               (146.2)     (159.2)
                     Deduction in lieu of current Federal
                           income tax                                     -

                   -         24.3
                     Deferred Federal income tax                       (57.9)

                 28.9          -
                     Net (gain) loss on disposal of
                           businesses, investments and PP&E            (54.5)

                  4.1        11.4
                     Cash received from subsidiaries                   231.2

                122.2        89.6

                     Litigation settlement                              15.6

                   -           -
                     Other, net                                        (35.7)

                (24.0)      (15.0)
                           Cash flows from operating
                             activities                                163.3

                 35.9         1.3








             CASH FLOWS FROM INVESTING ACTIVITIES:
               Net (increase) decrease in temporary
                     investments                                      (179.3)

                214.8      (114.1)
               Purchases of investments                               (158.3)

               (290.5)      (23.1)
               Sales and maturities of investments                     372.1

                142.8        62.4
               Acquisitions of businesses, net of cash
                     acquired                                          (57.3)

                   -           -
               Other, net                                                (.7)

                 (2.4)       20.5
                           Cash flows from investing
                             activities                                (23.5)

                 64.7       (54.3)








             CASH FLOWS FROM FINANCING ACTIVITIES:
               Purchases of Company Common Stock                        (1.9)

                (36.8)     (142.7)
               Issuance of debt                                           -

                   -        148.7
               Repayment of debt                                      (133.7)

                   -           -
               Common Stock dividends                                  (38.2)

                (36.8)      (32.3)
               Other, net                                               23.3

                 13.2        11.3
                           Cash flows from financing
                             activities                               (150.5)

                (60.4)      (15.0)

             Net cash flows from continuing operations                 (10.7)

                 40.2       (68.0)
             Net cash (to) from discontinued operations                  8.3

                (36.6)       68.1

             Increase (decrease) in cash                                (2.4)

                  3.6          .1
             Cash - beginning of year                                    6.2

                  2.6         2.5

             Cash - end of year                                      $   3.8

              $   6.2     $   2.6

             Cash dividends received from equity method
               accounting investees                                  $   2.5

              $   3.9     $   3.8
             Cash dividends received from consolidated
               subsidiaries                                          $  36.2

              $  53.1     $  37.2

             Note 1: For purposes of preparing the combined condensed financial statements included in this Schedule III, the
             accounts of
                           the Company ("Registrant") have been combined with
             the
                           accounts of Pennsylvania Company ("Pennco").
             Pennco is a
                           wholly owned direct subsidiary of the Registrant,
             and is
                           itself a holding company. At December 31, 1993, approximately 61% of Investments and substantially all
                           Investments in Subsidiaries as reported on the
             Combined
                           Condensed Balance Sheet were owned by Pennco.
             Pennco has
                           no debt obligations and there are no restrictions affecting transfers of funds between Pennco and the

                           Registrant.  Accordingly, management believes that
             the
                           financial resources held at Pennco as well as
             Pennco's
                           cash flow are available, if necessary, to service
             the
                           obligations of the Registrant.




                           SCHEDULE VII
                                 AMERICAN PREMIER UNDERWRITERS, INC. AND
             CONSOLIDATED SUBSIDIARIES
                                  Guarantees of Securities and Other
             Obligations of Other Issuers
                                                     December 31, 1993
                                                   (Dollars In Millions)


              Total Amount
                 Name of Issuer of                 Title of Issue

              Guaranteed
               Securities Guaranteed               of Each Class

                 and            Nature of
                   by Registrant                     Guaranteed

              Outstanding       Guarantee

             Gulf Energy Development               Industrial Revenue Bond,

                    $2.2        Principal
               Corporation                           6%, dated December 1984

                                 and Interest
             Republic Indemnity Company            Employee Stock Ownership

                    $1.3        Principal
               of America                            Plan Debt

                                 and Interest





             SCHEDULE VIII

                      AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED
             SUBSIDIARIES
                                      Valuation and Qualifying Accounts
                            For the Years Ended December 31, 1993, 1992 and
             1991
                                            (Dollars In Millions)










                  Additions
                                                         Balance at
             Charged          Charged                          Balance
                                                         beginning
             to costs         to other                          at end of
               Description                               of period         and
             expenses       accounts         Deductions      period


             Year ended December 31, 1993:
               Allowance for uncollectible
                     accounts - trade and other
                     receivables                         $ 9.9             $
             6.4             $  .6(a)          $    .5(b)(c)       $16.4
               Allowance for uncollectible
                     notes receivable                     12.9
             -                 -                 12.9(d)           -
               Miscellaneous reserves for losses -
                     other asset categories                6.3
             15.4              (9.3)(e)             5.7(c)            6.7
             Year ended December 31, 1992:
               Allowance for uncollectible
                     accounts - trade and other
                     receivables                           6.9
             2.0               1.8(f)               .8(b)(c)         9.9
               Allowance for uncollectible
                     notes receivable                     15.2
             -                  -                 2.3(d)           12.9
               Miscellaneous reserves for losses -
                     other asset categories               36.9
             3.5             (17.0)(e)            17.1(b)(f)         6.3
             Year ended December 31, 1991:
               Allowance for uncollectible
                     accounts - trade and other
                     receivables                           7.3
             .4                -                   .8(c)            6.9
               Allowance for uncollectible
                     notes receivable                     30.3
             -                 -                 15.1(d)           15.2
               Miscellaneous reserves for losses -
                     other asset categories               39.4
             14.9                -                 17.4(c)(e)        36.9

             (a)     Includes additions for businesses acquired.
             (b)     Includes reductions for divested businesses.
             (c) Includes reductions of valuation accounts for actual charges incurred.
             (d) Includes a reduction in reserves for uncollectibility of notes which resulted from the prior sale of certain offshore
             drilling
                     rigs, to reflect the receipt of significant principal and interest payments.
             (e) Includes changes in unrealized gains and/or losses on securities.
             (f)     Includes transfers to/from other reserve accounts.

             SCHEDULE X

                      AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED
             SUBSIDIARIES
                      Supplemental Information Concerning Property - Casualty
             Insurance
                      Operations
                            For The Years Ended December 31, 1993, 1992 and
             1991
                                            (Dollars in Millions)




              Column A           Column B          Column C          Column D

                    Column E    Column F




                                                   Reserves for
                                 Deferred          Unpaid Claims
             Affiliation          Policy            and Claim         Discount
               with              Acquisition        Adjustment       Deducted
             in       Unearned    Earned
             Registrant            Costs             Expenses         Column C

                    Premiums    Premiums




             CONSOLIDATED PROPERTY AND CASUALTY ENTITIES

             1993                $77.4             $961.4(1)            $0

                    $352.3      $1,273.6

             1992                $50.4             $763.5               $0

                    $224.3      $  998.7

             1991                $34.6             $663.9               $0

                    $156.1      $  845.6
















              SCHEDULE X


              (continued)

                      AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED
             SUBSIDIARIES
             Supplemental Information Concerning Property - Casualty Insurance Operations
                            For The Years Ended December 31, 1993, 1992 and
             1991
                                            (Dollars in Millions)


              Column G          Column H             Column I

               Column J         Column K



                            Claims and Claim             Amortization

                Paid
                            Adjustment Expenses          of Deferred

               Claims
                Net         Incurred Related to            Policy

              and Claim
             Investment    Current     Prior             Acquisition

              Adjustment        Premiums
               Income        Year      Years                 Costs

               Expenses         Written




             CONSOLIDATED PROPERTY AND CASUALTY ENTITIES


             $114.7              $914.7      $(57.8)           $243.8


              $758.1            $1,378.9

             $105.0              $706.8      $(20.2)           $195.9

              $587.0            $1,067.3

             $ 97.9              $601.0      $(21.6)           $121.7

              $517.1            $  864.6


             (1) Gross of ceded reinsurance receivable of $45.1 million.

                                                               Exhibit 13
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                  Management's Discussion and Analysis discusses the Company's financial condition and results of operations for each of the three years in the period ended December 31, 1993. The following is a description of the Company's Insurance segment and other operations.
             Amounts presented in the discussion and analysis relate only to continuing operations unless otherwise indicated.

             INSURANCE

             The Insurance segment consists primarily of a group of non-standard private passenger automobile insurance companies (the "NSA Group") and a business which sells workers' compensation insurance in California ("Republic Indemnity"). On May 20, 1993, the Company purchased Leader National Insurance Company ("Leader National"), a writer of non-standard automobile insurance, for $38.0 million. The non-standard automobile insurance companies insure risks not typically accepted for standard automobile insurance coverage because of the applicant's driving record, type of vehicle, age or other criteria. Also, a subsidiary of the Company is engaged in the writing of reinsurance.

             NON-INSURANCE OPERATIONS

             These operations include the manufacture of a variety of industrial products and the providing of other industrial services as well as energy and real estate operations. In connection with the Company's previously announced divestiture effort, two industrial businesses were sold during 1993 and one unit was sold in March of 1994. The sales of the other two companies are pending. These businesses do not comprise reportable industry segments of the Company and, accordingly, are not reportable as discontinued operations.

             LIQUIDITY AND CAPITAL RESOURCES

             The Company's management believes the following information may be useful in understanding the liquidity and capital resources of the
             Company.

             (Dollars in Millions, Except Per Share Amounts)
             As of and for the years ended December 31,     1993      1992

             1991

             Cash, Parent Company short-term investments
               and Parent Company fixed maturity
               securities                                 $669.2    $498.8
             $562.7
             Deduct items not readily available for
               corporate purposes:
                 Cash held by the insurance operations     (23.2)    (26.8)

             (8.4)
                 Securities held in bank escrow accounts   (20.2)    (65.5)
             (15.6)
                 Private placement notes                   (14.6)    (11.4)

             (1.4)
             Cash, temporary investments and marketable
               securities                                 $611.2    $395.1
             $537.3

             Total debt as a percentage of total capital      23%       30%

               31%

             Book value per share of Common Stock         $36.30    $32.40
             $31.23
             Net cash provided by continuing operating
               activities                                 $304.1    $217.9
             $130.6

                  The Company's Federal income tax loss carryforward is
             available
             to offset taxable income and, as a result, the Company's requirement to currently pay Federal income tax is substantially eliminated. It is expected that the 1993 consolidated Federal income tax return will report a remaining net operating loss carryforward currently estimated at approximately $610 million, which will expire at the end of 1996 unless previously utilized.

                  The $216.1 million increase during 1993 in the cash,
             temporary
             investments and marketable securities included in the preceding table was principally attributable to the Company's sale of its shares of the common stock of Tejas Gas Corporation ("Tejas") for net proceeds of $106.6 million, the sale of the Company's defense services operations for $94.0 million in cash, subject to a post-closing working capital adjustment, and the Company's sale of its limited

             partnership units of Buckeye Partners L. P. ("Buckeye Units") previously held in the Parent Company investment portfolio (but not included in the aggregate of cash, temporary investments and marketable securities) for approximately $60.9 million. The Company also received $39.2 million in cash, including accrued interest, from the payment by General Cable Corporation ("General Cable") of its $36.9 million short-term note issued in connection with the Company's 1992 spin-off to its shareholders of substantially all of the Company's General Cable stock (the "Spin-off") and $26.0 million from payment of a note plus accrued interest relating to the prior sale of an offshore drilling rig. These increases in cash, temporary investments and marketable securities were partially offset by the Company's redemption of all of its outstanding 11 percent subordinated debentures due December 15, 1997 for $133.3 million plus accrued interest.


             Net Cash Provided by Continuing Operating Activities

             During each of the three years in the period ended December 31, 1993, the Company's continuing operations provided significant financial resources and sufficient cash flow to meet its operating requirements. Management expects that the Company's operating cash flow and financial resources will continue to be adequate to meet its operating needs in the short-term and long-term (i.e., more than twelve months) future. Cash flows of the Company may be influenced by a variety of factors, including changes in the property and casualty insurance industry, the insurance regulatory environment and general economic conditions.
                  Operating cash flow of the insurance operations is dependent primarily on the growth of written premiums, the requirements for claim payments and the rate of return achieved on the insurance investment portfolio. Operating cash flow from the Company's other operations is primarily dependent on pre-tax income, adjusted for non-cash charges such as depreciation and amortization, and the operating working capital requirements of the businesses.

             Net Cash Provided by Continuing Operating Activities (continued)

                  Cash provided by continuing operating activities in 1993 was
             $86.2 million higher than in 1992. This increase resulted primarily from an increase in the insurance operations' operating cash flow at
             Republic Indemnity and, to a lesser extent, at the NSA Group. While the NSA Group and Republic Indemnity experienced strong written premium growth during 1993, the favorable impact of such growth on the operating cash flow of the NSA Group has been partially offset by an increase in claims payments resulting from business expansion in previous periods. The payment of a note relating to the prior sale of an offshore drilling rig, the net proceeds resulting from the settlement of certain litigation relating to a previously owned subsidiary which was included in the General Cable Spin-off and lower interest payments due to the redemption of the Company's 11 percent subordinated debentures in July 1993 also contributed to the improved operating cash flow. These favorable variances were partially offset by a settlement payment resulting from the termination of a reinsurance contract, lower operating cash flow from the Company's industrial operations and lower interest receipts on the Parent Company investment portfolio.
                  During 1993, the insurance operations generated $327.8
             million
             of operating cash flow, approximately 66 percent of which was retained by the insurance companies and primarily used to purchase investments, principally marketable debt securities, and for the acquisition of Leader National. The remainder of the cash provided by the insurance operations was paid to the Parent Company principally through intercorporate tax allocation payments. The Company's insurance subsidiaries are restricted as to the amount of stockholder dividends they can pay to the Company without prior regulatory approval. Under these restrictions, the maximum amount of dividends which can be paid to the Company during 1994 by these subsidiaries is $96.5 million.
                  Cash provided by continuing operating activities in 1992 was
             $87.3 million higher than in 1991. This increase resulted primarily from strong growth in written premiums at the NSA Group and, to a lesser extent, at Republic Indemnity. Cash provided by continuing operating activities was also favorably affected by increased operating results at operations which installed satellite ground station electronic equipment and by lower administrative costs. These favorable variances were partially offset by lower operating results at operations that manufacture aerial lift trucks and mobile tools, higher interest payments resulting from a full year of interest on the 10 7/8 percent subordinated notes issued in May 1991, and lower interest receipts on the Parent Company investment portfolio in the 1992 period versus 1991.
             Investing and Financing Activity

             During 1993, sales of the Parent Company's Tejas shares and
             Buckeye
             Units, sales of the Company's defense services operations and two of
             the Company's industrial businesses and payment by General Cable of
             its short-term note provided approximately $294 million in the aggregate. In addition, the Company received $24.0 million from the sale of shares of Company Common Stock pursuant to the exercise of
             stock options. During this same period, the Company used $133.3 million to redeem all of its outstanding 11 percent subordinated debentures, $52.8 million for the payment of the purchase price contingency relating to the acquisition of the NSA Group, including
             $12.8 million of interest and $40 million of securities deposited by
             the Company at the end of 1992 in a bank escrow account, and
             $38.0
             million in cash to acquire Leader National. The Company also used
             $38.2 million for the payment of Common Stock dividends, $17.5 million for capital expenditures and $4.5 million for the purchase of an investment in an insurance company located in the United Kingdom. The Company's insurance operations made net purchases of investments of $179.9 million during 1993 and the Company used approximately $165.5 million for net purchases of investments for the Parent Company investment portfolio.
                  On February 10, 1994, the Company announced that it is
             considering a proposal from American Financial Corporation
             ("AFC")
             for the purchase by the Company of the personal lines insurance businesses owned by Great American Insurance Company ("GAIC") for a proposed purchase price of approximately $380 million in cash. GAIC's personal lines insurance businesses principally provide standard private passenger automobile insurance and multiperil homeowners' insurance. GAIC is a wholly-owned subsidiary of AFC.

             Completion of a transaction would be subject to certain conditions, including approval by a special committee of the Company's directors which has been empowered to negotiate all aspects of the proposed acquisition, including the proposed purchase price, receipt by the
             Company of an appropriate fairness opinion from an independent investment banking firm and any required regulatory approvals. AFC beneficially owned 40.5 percent of the Company's outstanding common shares at December 31, 1993 and AFC's Chairman, Chief Executive Officer and principal shareholder is Chairman and Chief Executive Officer of the Company. AFC's proposal would include the transfer by GAIC of an investment portfolio consisting principally of investment grade bonds with a market value of approximately $450 million. GAIC's personal lines businesses reported net earned premiums of $342 million and $322 million for 1993 and 1992, respectively. GAIC estimates that on a stand-alone basis the personal lines businesses had pro forma accident year statutory combined ratios of 99.0 percent and 99.1 percent for 1993 and 1992, respectively. GAIC also estimates that the net book value of the businesses that would be transferred at closing would be approximately $200 million.
                  As part of the General Cable Spin-off, the Company retained
             a
             $255.0 million 9.98% subordinated note due 2007 issued by General Cable (the "General Cable Note"). Interest due prior to 1998 on the
             General Cable Note may be paid with additional 9.98% subordinated notes ("Interest Notes") in lieu of cash if certain earnings levels are not achieved by General Cable. During 1993, General Cable paid
             100 percent, or $31.8 million, of the interest due on the General Cable Note with Interest Notes in lieu of cash.
                  On February 14, 1994, General Cable delivered to the Company cash and promissory notes issued by a subsidiary of Rowan
             Companies,
             Inc. ("Rowan") totalling $52.1 million as a partial payment of the
             General Cable notes. The cash portion of the payment was $10.4 million. The Rowan notes, which are guaranteed by Rowan, have a face value of $41.7 million, an interest rate of 7 percent and are due in 1999. Quarterly interest payments are payable in cash beginning March 31, 1994. The cash and Rowan notes resulted from the sale by General Cable of its Marathon LeTourneau unit to Rowan.
             As a result of these receipts, the Company credited General Cable with $48.1 million of principal and interest payments on the General
             Cable notes which resulted in the payment in full of the $31.8 million of Interest Notes and reduced the principal amount of the General Cable Note to $241.4 million from $255.0 million at December
             31, 1993.
                  Under the terms of General Cable's revolving credit and
             letter
             of credit facility with certain commercial banks, General Cable is required to exercise its option, if available, to pay interest on the General Cable Note with Interest Notes in lieu of cash. In view of General Cable's consolidated net losses of $57.6 million for the twelve months ended December 31, 1993, the Company expects

             that General Cable will pay approximately $12.0 million of interest due on March 31, 1994 with an Interest Note. See Note 2 of Notes to
             Financial Statements for a discussion of the recoverability of the
             General Cable Note and Interest Notes.
                  On February 16, 1994, the Company called for redemption on
             March 25, 1994 all of the outstanding $16.2 million principal amount of its 9 1/2 percent subordinated debentures due August 1, 2002 at the redemption price of 100 percent of the principal amount plus accrued and unpaid interest through the redemption date. The Company plans to fund the redemption with internal cash resources and proceeds from the sale of a portion of the Parent Company's short-term investments.
                  At December 31, 1993, the Parent Company investment
             portfolio
             held unrated or less than investment grade corporate debt securities, excluding the General Cable notes, with carrying values of $19.9 million. At that date, the Company's insurance operations held $117.9 million of such unrated or less than investment grade debt securities and preferred stocks. As a group, unrated or less than investment grade investments may be expected to generate higher average yields than investment grade securities. However, the risk of loss from default by the borrower may be greater with respect to such securities because these issuers usually have higher levels of indebtedness and may be more sensitive to adverse economic conditions than are investment grade issuers. In addition, there is only a thinly traded secondary market for such securities and market quotations are available from a limited number of dealers. In order to manage its risk associated with these investments, the Company limits its investment in unrated or less than investment grade securities of any one issuer and regularly monitors the condition of the issuers and their industries. At December 31, 1993, the largest investment of the Company and its insurance operations in such securities of any one issuer, excluding the General Cable notes, totaled $13.3 million.
                  At December 31, 1993, management remained authorized by the
             Board of Directors to effect purchases of up to an additional 4.5 million shares of the Company's Common Stock, at market prices, through privately negotiated transactions or on the open market.
                  The Company's principal source of cash from investing and
             financing activities during 1992 was maturities of the Parent Company investment portfolio (net of purchases of investments) which provided $113.2 million. In addition to $25 million transferred to
             General Cable as part of the Spin-off, the Company used cash of $36.8 million for Common Stock dividends, $36.8 million for purchases of shares of Company Common Stock, $14.6 million for capital expenditures and $13.1 million for the repayment of debt.

             The Company's insurance operations made net purchases of investments totaling $164.3 million.
                  During 1991, the Company's principal source of cash from
             investing and financing activities was $148.7 million from the May issuance of its 10 7/8 percent subordinated notes. Also, the sale of the Company's interests in certain oil and gas properties generated approximately $26 million in cash. The principal uses of cash during 1991 were $142.7 million to acquire shares of the Company's Common Stock and $72.4 million of net purchases of investments for the Parent Company investment portfolio. In addition, the Company's insurance operations made net purchases of investments totaling $94.7 million, excluding intercorporate investment transactions.
                  During each of the three years in the period ended December
             31,
             1993, the Company's continuing operations did not have large capital spending requirements. The Company presently has no plans or commitments for material capital expenditures.

             Borrowing Facilities and Debt Obligations

             Because of the Company's balances of cash and temporary investments and its positive cash flow from operating activities, the current borrowing requirements for the Company's existing businesses are not significant. At December 31, 1993, the Company's total debt to total capital ratio decreased to 23 percent from 30 percent at year-end 1992. The decrease was primarily due to the 1993 redemption of the Company's 11 percent subordinated debentures. Total capital as defined for this ratio consists of debt, minority interests in subsidiaries and common shareholders' equity. On the basis of this ratio and other relevant factors, management believes that the Company has additional borrowing capacity which may be available to expand its current businesses or for acquisitions. The
             Company is in compliance with all of its debt covenants, none of which are materially restrictive.

             Adjustments of Estimated Pre-reorganization Liabilities

             During 1993 and 1992, the Company increased its accruals for its net probable liability for claims and contingencies arising from events and circumstances preceding the Company's 1978

             reorganization.  In 1993, the Company accrued $14.0 million for pre-
             reorganization environmental claims and related expenses.  In
             1992,
             the Company accrued $15.0 million for pre-reorganization personal injury and environmental claims and related expenses. Consistent with the Company's reorganization accounting policy, such amounts were charged to capital surplus rather than income. See Notes 1, 11 and 12 of Notes to Financial Statements. In management's opinion, the outcome of these claims and contingencies will not, individually or in the aggregate, have a material adverse effect on the

             Company's
             financial condition or results of operations.

             Net Cash (to) from Discontinued Operations

             During 1993, discontinued operations, which consisted of the Company's defense services operations, provided $8.3 million of cash. During the period from January 1, 1992 until the July 1, 1992 date of the General Cable Spin-off, the General Cable businesses required $36.9 million, principally to fund their working capital requirements. Also included in cash provided to discontinued operations for 1992 is $1.3 million to fund expenses related to the
             General Cable Spin-off and $1.6 million received from the defense services operations. During 1991, cash from discontinued operations totaled $68.1 million.

             RESULTS OF OPERATIONS

             Analysis of Continuing Operations

             Income from continuing operations was $242.7 million, or $5.03 per
             share, for 1993 as compared with $50.9 million, or $1.08 per share,
             for 1992.  Results for 1993 include tax benefits of $132 million,
             or
             $2.74 per share, attributable to increases in the Company's net deferred tax asset. Exclusive of the deferred tax asset adjustment, income from continuing operations for 1993 was $110.7 million, or $2.29 per share.
                  Income from continuing operations before income taxes for
             1993
             increased to $190.1 million from $84.1 million for the 1992 period.
             The increase was principally due to pre-tax gains of approximately
             $80.0 million and $18.5 million, respectively, from the sale of the
             Company's Tejas shares and Buckeye Units, improved operating results in the Company's Insurance segment and higher interest and dividend income generated from the Parent Company investment portfolio, partially offset by provisions for expected losses associated with the intended divestitures of the Company's non-insurance operations.
             In 1993 and 1992, the Company recognized approximately $25.4 million and $12.7 million, respectively, of interest on the General Cable

             Note, of which $31.8 million in Interest Notes was paid in full by
             General Cable on February 14, 1994. For further information, see "Liquidity and Capital Resources - Investing and Financing Activity". Such interest, which is a component of interest and dividend income, was approximately 13 percent and 15 percent, respectively, of the Company's 1993 and 1992 income from continuing operations before income taxes.
                  The 1992 income from continuing operations of $50.9 million increased from $50.2 million reported in 1991, principally due to higher interest and dividend income generated from the Parent Company's investments and lower general and administrative expenses, partially offset by higher interest expense, a provision for an environmental claim settlement and slightly lower operating results.
             An increase in income per share from continuing operations occurred during 1992, as compared with 1991, largely because fewer average shares were outstanding during 1992, as compared with the prior year. Income from continuing operations in 1991 included restructuring provisions related to certain non-insurance businesses and write-downs in the carrying value of certain Parent Company equity investments, totaling $12.6 million net of tax, or $.26 per share.

             INSURANCE

             Revenues in the Insurance segment increased to $1,405.8 million in
             1993 as compared with $1,127.3 million for 1992.  The increase was
             primarily due to an increase in earned premiums at both the NSA Group and Republic Indemnity. Investment income before realized gains and losses on sales of investments also increased due to higher average investment balances primarily due to increased premiums, partially offset by a decrease in the average yield on the insurance operations' investment portfolio. Operating income in 1993 increased to $167.4 million as compared with $143.5 million in
             1992, primarily due to improved underwriting results at Republic Indemnity and higher investment income, partially offset by lower net realized gains. Net realized gains from sales of investment securities in the insurance operations' portfolio totaled $17.5 million for 1993 compared with $23.6 million for 1992. See Note 3 of Notes to Financial Statements for further information regarding gross realized and unrealized investment gains and losses.

                  Revenues in the Insurance segment increased during 1992, as compared with 1991, primarily due to an increase in earned premiums
             at both the NSA Group and Republic Indemnity. Investment income before realized gains and losses on sales of investments also increased due to higher average investment balances. Operating income decreased, as compared with 1991, principally due to lower net gains on sales of investments and the inclusion in 1991 results of certain one-time purchase accounting benefits. Net realized gains from sales of investment securities in the insurance operations' portfolio totaled $23.6 million for 1992 compared with
             $26.5 million in 1991.
                  Underwriting profitability of the insurance operations is
             measured by the combined ratio which, according to generally accepted accounting principles ("GAAP"), is calculated as the quotient of (a) the sum of insurance losses and loss adjustment expenses ("LAE"), policyholder dividends and commissions and other insurance expenses, excluding amortization of cost in excess of net
             assets acquired, divided by (b) premiums earned, as reflected in the
             accompanying financial statements. Underwriting results are generally considered profitable when the combined ratio is under 100 percent.  The GAAP combined ratio for the Insurance segment was
             96.2
             percent in 1993, 97.5 percent in 1992 and 97.0 percent in 1991, excluding the unusual purchase accounting benefit.
                  In October 1993, the Clinton Administration introduced in
             Congress proposed legislation called the Health Security Act (the "HSA"), which would guarantee all Americans access to comprehensive health care services provided through health plans. If the HSA were enacted, health plans would provide medical treatment for injuries sustained in the workplace or in an automobile accident.
             Workers'
             compensation and automobile insurers would continue to be responsible for the costs of treatment covered by their policies and would reimburse health plans for services provided. The HSA also would create a Commission on Integration of Health Benefits, which would study the feasibility and appropriateness of transferring to health plans financial responsibility for all medical benefits covered under workers' compensation and automobile insurance and would submit a report to the President by July 1, 1995 that would provide a detailed plan for integration if integration is recommended. The Company is unable to predict whether or in what form the HSA will be enacted or, if enacted, what effect it will have on the Company's insurance operations. However, depending on its actual terms, the HSA, and any subsequent legislation mandating such integration, could potentially have a material adverse effect on the Company's future insurance operations.


             NSA Group
             In general, automobile coverage written by the NSA Group is sold to drivers who have not been accepted for coverage by a writer of standard risks due to driving history, type of automobile, age of insured or other factors. Because it can be viewed as a residual market, the size of the non-standard private passenger automobile insurance market changes with the insurance environment. Management of the Company believes the non-standard market has experienced significant growth in recent years as standard insurers have become more restrictive in the types of risks they will write. During the past three years, the NSA Group continued to obtain new licenses to write business in additional jurisdictions. Total licenses held by the NSA Group have grown by approximately 56 percent during this time period. Entering additional states, increased market penetration in its existing states and the purchase of Leader National have contributed to the significant premium growth achieved by the NSA Group during the last three years. Competitive pressures in the Company's non-standard automobile insurance markets may increase in 1994 and there can be no assurance that the annual increases in written and earned premiums achieved over the past three years can be sustained in 1994 or beyond.
                  The NSA Group management believes it has achieved
             underwriting
             success over the past several years due, in part, to the refinement of various risk profiles, thereby dividing the consumer market into more defined segments which can either be excluded from coverage or surcharged adequately. Highly effective cost control measures, both in the underwriting and claims handling areas, further contribute to the underwriting profitability of the NSA Group. In addition, the

             NSA Group generally writes policies of short duration which allow more frequent rating evaluations of individual risks, providing management greater flexibility in the ongoing assessment of the business.

                  The following table presents certain information with
             respect
             to the NSA Group's insurance operations. The 1991 data excludes the unusual purchase accounting benefit of $5.4 million.

                                                          (Dollars in
             Millions)
                  Years Ended December 31,             1993      1992
             1991
                  Net Written Premiums               $901.9    $660.4
             $509.8

                  Net Earned Premiums                $804.4    $594.8
             $492.3

                  Loss and LAE                        575.8     414.8
             343.9
                  Underwriting Expenses               204.4     156.7
             124.5
                  Underwriting Profit                $ 24.2    $ 23.3    $
             23.9

                  GAAP Ratios:
                       Loss and LAE Ratio              71.6%     69.7%
             69.9%
                       Underwriting Expense Ratio      25.4      26.4
             25.2
                       Combined Ratio                  97.0%     96.1%
             95.1%

                  Statutory Ratios:
                       Loss and LAE Ratio              72.5%     69.7%
             70.5%
                       Underwriting Expense Ratio      24.4      26.1
             26.5
                       Combined Ratio                  96.9%     95.8%
             97.0%

                  Total Private Passenger Automobile
                    Insurance Industry Statutory
                    Combined Ratio(1)                 102.0%(Est.)102.0%
             104.7%

             (1) Industry information was derived from Best's Insurance Management Reports Property/Casualty Supplement (January 3, 1994 edition). The comparison shown is to the private passenger automobile insurance industry. Although the
             Company
                  believes that there is no reliable regularly published combined ratio data for the non-standard automobile insurance
                  industry, the Company believes that such a combined ratio would present a less favorable comparison in that it would be
                  lower than the private passenger automobile industry average shown above.

                       The NSA Group reported earned premiums of $804.4
             million and
             underwriting profit of $24.2 million for 1993 as compared with
             1992
             amounts of $594.8 million and $23.3 million, respectively. The growth in both earned premiums and net written premiums of over 35 percent during 1993 was principally due to the pursuit of
             business
             in new markets and the trend over recent years whereby the standard
             insurers have become more restrictive in the types of risks they are
             willing to write.  The acquisition of Leader National in the second
             quarter of 1993 also contributed to the premium growth. The combined ratio for the NSA Group was 97.0 percent compared with 96.1 percent for 1992.  The increase in the combined ratio for 1993 was
             primarily caused by rate adjustments which more favorably
             affected
             1992 underwriting results and an increase in losses in the 1993 first quarter resulting from a more severe winter than in the prior period. Partially offsetting these factors was a decrease in the underwriting expense ratio as growth in earned premiums outpaced associated expenses.
                       The NSA Group reported earned premiums of $594.8
             million and
             underwriting profit of $23.3 million for 1992, as compared with
             1991
             amounts of $492.3 million and $29.3 million, respectively.  The
             1991
             underwriting results for the NSA Group include the above
             mentioned
             one-time purchase accounting benefit of $5.4 million. The NSA Group's 1992 combined ratio was 96.1 percent compared with 95.1 percent for 1991, excluding the unusual benefit. In addition, 1991 was favorably affected by differences between the actual 1991 profitability of the unearned premiums purchased as part of the acquisition of the NSA Group and estimates thereof made in the allocation of the purchase price. Excluding the effects of these differences and the unusual purchase accounting benefit, the 1991 combined ratio of the NSA Group was approximately 97 percent.

             Republic Indemnity

                       Republic Indemnity's workers' compensation insurance
             operations are highly regulated by California state authorities. In addition, these insurance operations are affected by employment trends in their markets, litigation activities, legal and medical costs, use of vocational rehabilitation programs and the filing of traditionally non-occupational injuries, such as stress and trauma claims. While higher claims costs are ultimately reflected in premium rates, there historically has been a time lag of varying periods between the incurrence of higher claims costs and premium rate adjustments, which may result in periods of unfavorable underwriting results. Management believes that Republic Indemnity's stringent underwriting standards, disciplined claims philosophy, expense containment and reputation with insureds have combined to produce superior underwriting results as compared to the industry in general.
                       The following table presents certain information with
             respect
             to Republic Indemnity's insurance operations.

                                                     (Dollars in Millions)
                  Years Ended December 31,             1993      1992
             1991
                  Net Written Premiums               $465.8    $397.0
             $353.1

                  Net Earned Premiums                $458.5    $394.1
             $351.6

                  Loss and LAE                        270.2     261.8
             233.7
                  Underwriting Expenses                70.6      63.3
             57.6
                  Policyholder Dividends               93.2      67.5
             58.9
                  Underwriting Profit                $ 24.5    $  1.5    $
             1.4

                  GAAP Ratios:
                       Loss and LAE Ratio              59.0%     66.4%
             66.4%








                       Underwriting Expense Ratio      15.4      16.1
             16.4
                       Policyholder Dividend Ratio     20.3      17.1
             16.7
                       Combined Ratio                  94.7%     99.6%
             99.5%

                  Statutory Ratios:
                       Loss and LAE Ratio              59.0%     69.1%
             66.5%
                       Underwriting Expense Ratio      15.4      16.0
             16.2
                       Total Loss and Expense Ratio    74.4      85.1
             82.7
                       Policyholder Dividend Ratio     13.7      11.6
             17.7
                       Combined Ratio                  88.1%     96.7%
             100.4%

                  Total Workers' Compensation Industry
                    Statutory Combined Ratio(1)       111.5%(Est.)121.5%
             122.6%

             (1) Industry information was derived from Best's Insurance Management Reports Property/Casualty Supplement (January 3, 1994 edition).

                  Republic Indemnity reported earned premiums of $458.5
             million for
             1993 compared with $394.1 million in 1992. An underwriting profit of $24.5 million was reported for 1993 as compared with an underwriting profit of $1.5 million for 1992. The increase in both earned premiums and net written premiums of approximately 17 percent for 1993 was primarily due to improvement in the Company's relative competitive position in the industry resulting in part from the withdrawal of several workers' compensation carriers from the Los Angeles, California market. In addition, the California State Fund, the largest writer of workers' compensation insurance in California, reduced its policyholder dividends during 1992 making its program less attractive to the market. During 1993, Republic Indemnity's underwriting results benefited from a decrease in the frequency and severity of losses, in part due to a reduction in fraudulent claims, and a lower underwriting expense ratio as compared with the prior year. Republic Indemnity had a combined ratio of 94.7 percent and
             99.6 percent for 1993 and 1992, respectively.

                       In July 1993, California enacted legislation (the
             "Reform
             Legislation") effecting significant changes in the workers' compensation insurance system. The Reform Legislation effected an immediate overall 7 percent reduction in workers' compensation insurance premium rates; authorized the Insurance Commissioner to approve further reductions in premium rates so long as the further reduced rates are "adequate"; prohibited the Insurance Commissioner, prior to January 1, 1995, from approving any premium rate that is greater than the reduced rates effected by the Reform Legislation;
             and replaced the workers' compensation insurance minimum rate law, effective January 1, 1995, with a procedure permitting insurers to use any rate within 30 days after filing it with the Insurance Commissioner unless the rate is disapproved by the Insurance Commissioner. On December 1, 1993, the Insurance Commissioner ordered an additional 12.7 percent minimum premium rate decrease effective January 1, 1994 for new and renewal policies entered into on and after January 1, 1994. The Reform Legislation also increased statutory workers' compensation benefits for temporary and permanent disability commencing July 1, 1994 and increasing in 1995 and 1996, expanded the rights of employers under workers' compensation insurance policies and introduced several reforms intended to reduce workers' compensation costs. The reforms include a tightening of the standards for job-related stress and post-termination claims, introducing measures designed to curb medical costs, limiting the frequency of medical-legal evaluations, capping the amount of compensable vocational rehabilitation expenses and strengthening penalties for fraudulent claims. The Reform Legislation also provides for the licensing of "managed" health care organizations to provide care for injuries covered by workers' compensation and generally permits employers to require employees to obtain medical services for

             their work-related injuries for a certain period of time from a health care organization selected by the employer, unless the employee chooses to be treated by a physician designated by the employee prior to the injury.
                       If the workers' compensation cost savings resulting
             from the
             Reform Legislation are inadequate to offset the impact of premium rate reductions, increased benefits and expanded employers' rights, the profitability of the Company's workers' compensation
             insurance
             operations could be adversely affected. Management believes that this effect may be mitigated by Republic Indemnity's ability to reduce its relatively high policyholder dividends, although a reduction in dividends could affect premium volume. In addition, greater price competition is expected to result when the repeal of the minimum premium rates that now govern all workers'
             compensation
             insurers becomes effective, and Republic Indemnity's operations could be affected adversely. The Company believes that the Reform
             Legislation's provisions relating to "managed" health care organizations will probably result in certain workers' compensation insurers seeking affiliation, contractual or otherwise, with one
             or
             more health care organizations.  The Company continues to
             evaluate
             the implications of these provisions but is unable to predict whether their ultimate impact on its workers' compensation insurance operations will be positive or adverse. While Republic Indemnity has continued to operate on a profitable basis, no assurances can be given that it could continue to do so in the face of adverse regulatory developments.
                  Republic Indemnity reported earned premiums of $394.1
             million
             for 1992, a 12 percent increase over 1991 earned premiums of
             $351.6
             million. Underwriting results remained favorable for these operations as evidenced by the 1992 combined ratio of 99.6 percent as compared to 99.5 percent for the 1991 period.

             Interest and Dividend Income

             Interest and dividend income of the Parent Company investments increased $7.9 million in 1993, as compared with 1992, due primarily to a $14.6 million increase in interest income on the General Cable notes largely attributable to the inclusion of a full year of interest in 1993 as compared with 1992. The interest income on the
             General Cable notes in 1993 consisted of $25.4 million on the General Cable Note, all of which was paid or is payable with Interest Notes, $1.2 million of interest on the short-term note (the full principal and accrued interest of which was paid in cash on

             July 2, 1993) and $1.8 million of interest on the Interest Notes (payable in cash). For a discussion of the recoverability of the General Cable Note and Interest Notes and for more information regarding the payment in full by General Cable of the Interest Notes and accrued interest, see Note 2 of Notes to Financial Statements and "Liquidity and Capital Resources - Investing and Financing Activity", respectively. The increase in interest income due to the
             General Cable notes was partially offset by lower interest income on the Parent Company investment portfolio attributable to a decrease in average yields, partially offset by higher average investment balances, as compared with 1992.
                  Interest and dividend income of the Parent Company
             investments for
             1992 and 1991 was $45.5 million and $35.5 million, respectively. The increase in interest and dividend income for 1992, as compared with 1991, was due to 1992 interest income of $13.8 million on the
             General Cable notes (consisting of $12.7 million of interest on the
             General Cable Note paid with an Interest Note and $1.1 million of interest on the short-term note paid in cash), partially offset by reduced average yields on investments during 1992 as compared with
             1991. Also, the 1991 results include net realized losses of $4.3 million on sales of debt securities in the Parent Company investment portfolio.
                  General Cable may elect to pay interest on the General Cable
             Note
             with Interest Notes if certain earnings levels are not achieved by
             General Cable. The recognition of interest income on the General Cable notes by the Company is subject to periodic evaluations of General Cable's financial position, cash flows and operating results by the Company's management.

             Interest and Debt Expense

             Interest and debt expense for 1993 decreased $6.8 million compared with 1992 due primarily to the Company's July 30, 1993 redemption of all of its 11 percent subordinated debentures.
                  Interest and debt expense increased to $69.6 million in 1992 from
             $65.3 million in 1991, due primarily to the incurrence of interest expense for the full year of 1992 on the $150.0 million principal amount of the Company's 10 7/8 percent subordinated notes which were issued in May 1991.
             Other Expense (Income) - Net

             Other expense (income) - net consists of the following:

                                                          (In Millions)
             For the Years Ended December 31,        1993      1992      1991
             Settlement of claims and
               contingencies, net                    $  6.3    $  6.5    $
             (3.2)
             Minority interests in earnings
               of consolidated subsidiaries            (1.5)     (1.4)
             (.6)
             Taxes other than income                    6.7       6.7
             6.2
             Other                                      4.1       4.3
             2.7
               Total                                 $ 15.6    $ 16.1    $
             5.1

                  The component, "Settlement of claims and contingencies,
             net", in
             the above table includes expense in 1993 which was primarily attributable to a $2 million provision for environmental costs relating to the Company's previously-owned petroleum products pipeline operations and to certain litigation settlements, none of which are individually, or in the aggregate, material to the Company's results of operations.
                  The expense reported in such component in 1992 was primarily attributable to a $4 million provision recorded in connection with an agreement with the U.S. Environmental Protection Agency for the settlement of post-reorganization environmental claims relating to the clean-up of cadmium contamination at a previously-owned battery manufacturing facility. The income reported in such component in 1991 was almost entirely due to the favorable resolutions of certain contingencies related to the 1986 sale of the Company's petroleum products pipeline operations.

             Income Taxes

             For 1993, the Company recorded an income tax benefit of $52.6 million as compared with income tax expense of $33.2 million and $29.2 million for 1992 and 1991, respectively. The 1993 benefit is attributable to an increase of $132.0 million in the Company's net deferred tax asset due to revisions to the estimated future taxable income during the Company's tax loss carryforward period. For more information concerning these adjustments, see Note 7 of Notes to Financial Statements.
                       As of December 31, 1993, the Company's gross deferred
             tax
             asset was $491.0 million, which after a valuation allowance of $195.2 million resulted in a net deferred tax asset of $295.8 million. The net deferred tax asset represents the portion of the gross deferred tax asset which management believes is more likely than not to be realized consistent with the recognition criteria as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".
                       Management believes that it is more likely than not
             that the
             net deferred tax asset at December 31, 1993 will be realized primarily through the generation of taxable income during the loss carryforward period. This belief derives from an analysis of estimated future taxable income based on certain assumptions concerning future events during the loss carryforward period.
             The
             estimate of future taxable income used in determining the net deferred tax asset is not necessarily indicative of the Company's future results of operations. As is the case with any estimate of future results, there will be differences between assumed and actual economic and business conditions of future periods. Moreover, the estimate may also be affected by unpredictable future events, including but not necessarily limited to changes in the Company's capital structure and future acquisitions and dispositions. Therefore, the analysis of estimated future taxable income will be reviewed and updated periodically, and any required adjustments, which may increase or decrease the net deferred tax asset, will be made in the period in which the developments on which they are based become known. Management believes that any future adjustments in the net deferred tax asset will not be as significant as those reported in 1993.
                       The increase in income tax expense in 1992, as compared
             with
             1991, is primarily due to a higher 1992 effective tax rate coupled with an increase in the Company's 1992 pre-tax income. Income tax expense for 1991 also includes a $2.0 million benefit from adjustments to the Company's provision for deferred state taxes. 24
             AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA

             (Dollars in Millions, Except Per Share Amounts and Ratios)


                                                             1993     1992

             1991      1990      1989
             Income Statement Data:(1)
             Net Written Premiums                         $1,378.9  $1,067.3
             $  864.6  $  345.1  $  220.9

             Insurance Revenues:
                  Premiums Earned                         $1,273.6  $  998.7
             $  845.6  $  342.0  $  231.1
                  Net Investment Income                      114.7     105.0

               97.9      51.6      36.8
                  Net Realized Gains (Losses)                 17.5      23.6

               26.5      (9.0)      3.1
             Other Revenues                                  357.5     297.6

              305.4     395.3     400.0
                       Total Revenues                     $1,763.3  $1,424.9
             $1,275.4  $  779.9  $  671.0

             Income from Continuing Operations
               before Income Taxes:
                  Insurance Operations                    $  167.4  $  143.5
             $  144.5  $   36.8  $   37.4
                  Other Operations                            22.7     (59.4)

              (65.1)     58.8     103.6
                                                          $  190.1  $   84.1
             $   79.4  $   95.6  $  141.0

             Income from Continuing Operations(2)         $  242.7  $   50.9
             $   50.2  $   62.9  $   92.6
             Income from Continuing Operations
               Per Share(2)                               $   5.03  $   1.08
             $   1.03  $   1.03  $   1.32

             Balance Sheet Data
               (at year-end):(1)
             Investments Held by Insurance

               Operations                                 $1,602.7  $1,304.2
             $1,121.9  $  997.2  $  488.3
             Cash, Temporary Investments and Marketable
               Securities Other Than Those of Insurance








               Operations                                    611.2     395.1

              537.3     458.6   1,146.7
             Total Assets                                  4,049.6   3,486.2
             3,330.0   3,280.1   2,962.9
             Unpaid Losses and Loss Adjustment
               Expenses, Policyholder Dividends
               and Unearned Premiums                       1,425.5   1,069.0

              889.5     823.4     457.5
             Debt                                            523.2     656.1

              665.9     516.2     374.0
             Common Shareholders' Equity                   1,722.3   1,502.8
             1,479.0   1,634.2   1,826.8
             Book Value Per Share of Common Stock            36.30     32.40

              31.23     31.00     27.84
             Total Debt to Total Capital                        23%       30%

                 31%       24%       17%

             Certain Financial Ratios
               and Other Data:
             Cash Dividends Declared Per Share
               of Common Stock                            $    .85  $    .81
             $    .71  $    .53  $    .42
             Statutory Surplus of Insurance
               Operations                                 $  567.3  $  453.6
             $  392.9  $  345.0  $  157.7
             Statutory Net Written Premiums to
               Statutory Surplus(3)                            2.4x      2.3x

                2.3x      2.2x      2.0x
             GAAP Combined Ratio                              96.2%     97.5%

               97.0%     99.9%    101.6%
             Statutory Combined Ratio                         94.0%     96.5%

               98.5%    100.1%     98.1%
             Industry Statutory Combined Ratio for
               Property and Casualty Insurers(4)             109.2%    115.8%

              108.8%    109.6%    109.2%

             (1) The Company's principal insurance operations were acquired on
                  March 31, 1989 and December 31, 1990 in business
             acquisitions
                  accounted for as purchases. Results of operations of the acquired businesses are included from the effective dates of the acquisitions and the net assets of the acquired companies
                  are included as of the effective dates. Year-to-year comparisons are also affected by business dispositions and by
                  restructuring provisions and certain unusual charges.  See
                  Note 2 of Notes to Financial Statements and "Management's Discussion and Analysis - Results of Operations" for further information.
             (2) The 1993 results include a $132 million, or $2.74 per share, tax benefit attributable to an increase in the Company's net deferred tax asset. See Note 7 of Notes to Financial

                  Statements and "Management's Discussion and Analysis -
             Results
                  of Operations".
             (3) For 1989 and 1990, the writings to surplus ratio is based on statutory surplus of Republic Indemnity only, excluding the statutory surplus of the NSA Group, which was acquired on December 31, 1990 and a reinsurance subsidiary which had insignificant written premiums in both years.
             (4) Ratios for 1989 and 1990 are derived from A.M. Best's Aggregates and Averages Property/Casualty (1992 edition).
             The
                  ratios for 1991 and 1992 and the ratio estimate for 1993 are derived from Best's Insurance Management Reports Property/Casualty Supplement (January 3, 1994 edition).
             AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES

             INCOME STATEMENT
                                                                 For the years
             ended December 31,
             (In Millions, Except Per Share Amounts)              1993
             1992       1991

             Revenues
               Insurance operations
                  Premiums earned                              $1,273.6  $
             998.7  $  845.6
                  Net investment income                           114.7
             105.0      97.9
                  Net realized gains                               17.5
             23.6      26.5
               Other operations
                  Net sales                                       198.3
             255.4     279.7
                  Interest and dividend income                     53.4
             45.5      35.5
                  Net realized gains (losses)                     105.8
             (3.3)     (9.8)
                                                                1,763.3
             1,424.9   1,275.4
             Expenses
               Insurance operations
                  Losses                                          726.9
             579.5     488.9
                  Loss adjustment expenses                        130.0
             107.1      90.4
                  Commissions and other insurance
                    expenses                                      288.3
             229.7     187.3
                  Policyholder dividends                           93.2
             67.5      58.9








               Other operations
                  Cost of sales                                    88.9
             143.8     157.6
                  Operating expenses                              105.7
             107.3     105.9
                  Corporate and administrative expenses            20.2
             20.2      25.8
                  Interest and debt expense                        62.8
             69.6      65.3
                  Gain on issuance of common stock
                    by a subsidiary                                  -
             -        (.2)
                  Provision for loss on sale of subsidiaries
                    and asset impairment                           41.6
             -       11.0
                  Other expense (income), net                      15.6
             16.1       5.1
                                                                1,573.2
             1,340.8   1,196.0

             Income from continuing operations before
               income taxes                                       190.1
             84.1      79.4
             Income tax (expense) benefit                          52.6
             (33.2)    (29.2)

             Income from continuing operations                    242.7
             50.9      50.2
             Discontinued operations:
                  Income (loss) from discontinued
                    operations                                      2.8
             1.7     (47.6)
                  Loss on disposal                                (13.5)
             -         -
             Cumulative effect of accounting change                  -
             252.8        -
             Net income                                        $  232.0  $
             305.4  $    2.6

             Earnings per share data:
                  Continuing operations                        $   5.03  $
             1.08  $   1.03
                  Discontinued operations                          (.22)
             .04      (.98)
                  Cumulative effect of accounting change             -
             5.36        -
                                                               $   4.81  $
             6.48  $    .05

             Weighted average number of common shares              48.2
             47.2      48.7

                        SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

             AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES

             BALANCE SHEET
             (In Millions, Except Share Data)                       December
             31,
                                                                  1993
             1992
             Assets

             Investments held by insurance operations
                  Fixed maturity securities
                       Held for investment-stated at amortized
                         cost (market $1,173.0 and $951.2)     $1,113.0  $
             924.2
                       Available for sale-stated at market
                         (cost $408.7 and $310.1)                 432.8
             325.8
                  Short-term investments                           56.9
             44.1
                  Equity in affiliates                               -
             10.1
                                                                1,602.7
             1,304.2
             Parent Company investments



                  Fixed maturity securities
                       Held for investment-stated at amortized
                         cost (market $251.7 and $252.7)          248.9
             250.8
                  Short-term investments                          387.9
             211.8
                  General Cable Corporation notes                 286.8
             255.0
                  Equity in affiliates                             20.1
             83.7
                                                                  943.7
             801.3

             Cash                                                  32.4
             36.2
             Accrued investment income                             43.4
             41.9
             Agents' balances and premiums receivable             289.9
             198.4
             Reinsurance receivable                                47.6
             -
             Other receivables                                     51.4








             57.4
             Deferred policy acquisition costs                     77.4
             50.4
             Property, plant and equipment                         95.2
             97.6
             Cost in excess of net assets acquired                406.8
             368.4
             Deferred tax asset                                   295.8
             245.4
             Net assets of discontinued operations                  9.8
             111.5
             Other assets                                         153.5
             173.5
                 Total                                         $4,049.6
             $3,486.2


             Liabilities And Common Shareholders' Equity

             Unpaid losses and loss adjustment expenses        $  961.4  $
             763.5
             Policyholder dividends                               111.8
             81.2
             Unearned premiums                                    352.3
             224.3
             Debt                                                 523.2
             656.1
             Minority interests in subsidiaries                    15.1
             16.6
             Accounts payable and other liabilities               363.5
             241.7
               Total liabilities                                2,327.3
             1,983.4

             Common Stock, $1.00 par value - outstanding or
               issuable 47,446,094 and 46,382,170 shares           47.4
             46.4
             Capital surplus                                      746.2
             738.9
             Retained earnings (from October 25, 1978)            912.3
             707.0
             Net unrealized gains on investments                   16.4
             10.5
               Total common shareholders' equity                1,722.3
             1,502.8
                 Total                                         $4,049.6
             $3,486.2



                        SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.








             AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES

             STATEMENT OF CASH FLOWS

                                                                         For
             the years ended

             December 31,
             (In Millions)                                              1993

               1992      1991
             Cash flows of operating activities:
               Income from continuing operations                    $  242.7
             $   50.9  $   50.2
               Adjustments to reconcile income from continuing
                 operations to net cash provided by continuing
                 activities
                  Deduction in lieu of current Federal
                         income tax                                       -

                -        24.3
                  Deferred Federal income tax                          (57.9)

               28.9        -
                  Depreciation, depletion and amortization              32.8

               33.5      34.2
                  Net gain on disposals of businesses, investments
                     and property, plant and equipment                 (80.6)

              (19.2)    (10.9)
                  Changes in assets and liabilities, excluding
                         effects of acquisitions and divestitures of
                         businesses
                            Increase in receivables                    (96.9)

              (47.2)     (5.7)
                            (Increase) decrease in other assets          6.7

                8.3     (33.5)
                            Increase (decrease) in accounts payable and
                              other liabilities                         12.7

              (16.9)      (.4)
                            Increase in unpaid losses and loss
                              adjustment expenses                       94.8

               99.6      62.2
                            Increase (decrease) in policyholder
                              dividends                                 30.4

               11.7      (3.1)
                            Increase in unearned premiums              105.7


               68.6      19.0
                       Litigation settlement                            15.6

                 -         -
                       Other, net                                       (1.9)

                (.3)     (5.7)
                            Net cash flows of operating activities     304.1

              217.9     130.6
             Cash flows of investing activities:








                  Purchases of investments                            (735.5)
             (1,009.2) (1,014.3)
                  Sales and maturities of investments                  734.3

              712.5     904.5
                  Net (increase) decrease in temporary investments    (139.8)

              220.6     (87.3)
                  Acquisitions of businesses, net of cash acquired     (95.3)

                 -       (2.3)
                  Capital expenditures                                 (17.5)

              (14.6)    (19.7)
                  Sales of businesses                                   89.7

                 -         -
                  Other, net                                            (1.4)

                2.0      22.2
                            Net cash flows of investing activities    (165.5)

              (88.7)   (196.9)
             Cash flows of financing activities:
                  Repayment of debt                                   (135.1)

              (13.1)     (4.5)
                  Common Stock dividends                               (38.2)

              (36.8)    (32.3)
                  Exercise of stock options and conversion of
                    Career Shares                                       24.0

               12.6      11.6
                  Purchases of Company Common Stock                     (1.9)

              (36.8)   (142.7)
                  Issuance of debt                                       1.8

                3.1     151.8
                  Other, net                                            (1.3)

                 .2      (1.0)
                       Net cash flows of financing activities         (150.7)

              (70.8)    (17.1)

             Net cash flows from continuing operations                 (12.1)

               58.4     (83.4)
             Net cash (to) from discontinued operations                  8.3

              (36.6)     68.1

             Increase (decrease) in cash                                (3.8)

               21.8     (15.3)
             Cash - beginning of year                                   36.2

               14.4      29.7
             Cash - end of year                                     $   32.4
             $   36.2  $   14.4

                        SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

              AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED
             SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS

             1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Effective March 25, 1994, the Company changed its corporate name from The Penn Central Corporation to American Premier Underwriters,
             Inc. in order to better reflect its new identity as a property and casualty insurance specialist.

             Principles of Consolidation
             All majority-owned subsidiaries are consolidated, with the exception of the Company's defense services operations sold in August, 1993 and those businesses included in the 1992 Spin-off to the Company's shareholders of the Company's principal manufacturing operations which have been classified as discontinued operations. Intercompany transactions and balances are eliminated. Certain amounts in the consolidated financial statements for years prior to 1993 have been reclassified to conform to the current presentation.

             Revenue Recognition
             Premiums are earned ratably over the terms of the insurance policies, net of reinsurance ceded.

             Income Taxes
             Effective January 1, 1992, the Company elected to adopt Statement of
             Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Prior years' financial statements have not been restated to apply the provisions of this pronouncement. In periods prior to January 1, 1992, to the extent that no Federal income tax was payable because of the pre-reorganization net operating loss carryforward or tax losses attributable to disposition of pre-reorganization assets and liabilities, a deduction in lieu of current Federal income tax (which was not accruable or payable) was made from income and credited to capital surplus. Due to the Company's adoption of SFAS No. 109, this presentation has been discontinued. Refer to Note 7 for further explanation of the adoption of SFAS No. 109 and the cumulative effect of the accounting change.

             Investments
             During 1992, the Company revised its accounting policy for all investments in fixed maturity securities. Such securities which will be held for indefinite periods of time are classified as available for sale and are stated at market value, with net unrealized gains or losses (net of deferred income taxes) credited or charged to shareholders' equity. Investments in fixed maturity securities which the Company has both the intent and the ability to hold to maturity are stated at cost, adjusted for amortization of discount or premium unless there is an impairment of value which is determined to be other than temporary, in which case they are carried at estimated net realizable value. In certain limited circumstances, such as individual issuer credit deterioration, a major business combination or disposition or if required by insurance or other regulators, the Company may dispose of such investments prior to their scheduled maturities. The Company is not aware of any such circumstances which would be likely to cause a material amount of fixed maturity securities currently classified as held for investment to be sold prior to maturity. Short-term investments are carried at amortized cost which approximates market value. The Company uses the "specific identification" method of determining the cost of investments sold. For further information, see Notes 3 and 4.

             Property, Plant and Equipment
             Property, plant and equipment are stated at cost. Depreciation is provided principally using the straight-line method over the expected useful lives of the assets. Upon sale or retirement of significant assets, the cost and related accumulated depreciation are eliminated from the accounts, as applicable, and the resulting gain or loss is included in income.

             Cost in Excess of Net Assets Acquired
             The excess of the acquisition cost over the net assets of businesses acquired is being amortized using the straight-line method over periods not exceeding 40 years. At December 31, 1993 and 1992, accumulated amortization of cost in excess of net assets acquired totaled $42.9 million and $37.5 million, respectively.

             Deferred Policy Acquisition Costs
             Deferred policy acquisition costs applicable to unearned premiums are computed on a basis which gives recognition to underwriting expenses (commissions, premium taxes and certain other underwriting costs), loss, loss adjustment expense and policyholder dividend ratios and the anticipated expenses necessary to maintain policies in force. The deferred costs are limited to the difference between unearned premiums and expected related losses, loss

             adjustment expenses and policyholder dividends, with subsequent amortization to income occurring ratably over the terms of the related policies. Limits on deferred costs are calculated separately for significant lines of business without any consideration for anticipated investment income.

             Unpaid Losses and Loss Adjustment Expenses
             The net liabilities stated for unpaid losses and loss adjustment expenses are based on (a) the accumulation of case estimates for losses reported on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience, and (d) estimates of expenses for investigating and adjusting claims based on experience. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the recorded liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for unpaid losses and loss adjustment expenses are included in income in the period in which determined.

             Policyholder Dividends
             Dividends payable to policyholders represent management's estimate of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

             Unearned Premiums
             Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force, generally computed by the application of daily pro rata fractions. On reinsurance assumed, unearned premiums are based on reports received from the ceding reinsurers and insurance pools and associations.

             Reinsurance
             Portions of the Company's policy coverages are reinsured under contracts with various reinsurers. The more significant contracts represent excess of loss treaties designed to limit the Company's potential liability on significant policy coverages. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Effective January 1, 1993, the Company adopted SFAS
             No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". This statement requires ceding insurers to (a) report separately as assets estimated reinsurance receivables arising from reinsurance contracts and amounts paid to reinsurers relating to the unexpired portions of such contracts and
             (b) include corresponding amounts in unpaid losses and loss adjustment expenses on a gross basis. Prior to the adoption of SFAS
             No. 113, assets related to reinsurance activities were recorded as reductions to the liabilities stated for unpaid losses and loss adjustment expenses and unearned premiums. Financial statements of prior periods have not been restated to reflect the provisions of this statement.
                  Income on reinsurance contracts is recognized based on
             reports
             received from ceding reinsurers and insurance pools and associations.

             Capital Surplus
             Adjustments to claims and contingencies arising from events or circumstances preceding the Company's 1978 reorganization are reflected in capital surplus if the adjustments are not clearly attributable to post-reorganization events or circumstances. Such pre-reorganization claims and contingencies consist principally of personal injury claims by former employees of the Company's predecessor and claims relating to the generation, disposal or release into the environment of allegedly hazardous substances arising out of railroad operations disposed of prior to the 1978 reorganization. In periods prior to January 1, 1992, the deduction in lieu of current Federal income tax was credited to capital surplus.

             Fair Value of Financial Instruments
             Financial instruments are defined as cash, evidence of an ownership interest in an entity, or contracts relating to the receipt, delivery or exchange of financial instruments. The estimated fair value amounts of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in current market transactions.

             The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The terms "fair value" and "market value" are used interchangeably in the financial statements and the notes thereto. Unless otherwise denoted, stated values of financial instruments approximate fair value.

             New Accounting Pronouncements
             In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and
             Equity Securities", which the Company is required to adopt no later than 1994. The Company's planned adoption of SFAS No. 115 during 1994 is not expected to have a material effect on the Company's financial position or results of operations.
                  In November 1992, the FASB issued SFAS No. 112, "Employers'
             Accounting for Postemployment Benefits", which the Company is required to adopt no later than 1994. An actuarial evaluation of the Company's postemployment benefits has been prepared. Based on this evaluation, the Company's planned adoption of SFAS No. 112 during 1994 is not expected to have a material effect on the Company's financial position or results of operations.

             2.   ACQUISITIONS AND DIVESTITURES

             On February 10, 1994, the Company announced that it is considering a proposal from American Financial Corporation ("AFC") for the purchase by the Company of the personal lines insurance businesses owned by Great American Insurance Company ("GAIC") for a proposed purchase price of approximately $380 million in cash. GAIC's personal lines insurance businesses principally provide standard private passenger automobile insurance and multiperil homeowners' insurance. GAIC is a wholly-owned subsidiary of AFC. Completion of a transaction would be subject to certain conditions, including approval by a special committee of the Company's directors which has been empowered to negotiate all aspects of the proposed acquisition, including the proposed purchase price, receipt by the Company of an appropriate fairness opinion from an independent investment banking firm, and any required regulatory approvals. AFC beneficially owned
             40.5 percent of the Company's outstanding common shares at December
             31, 1993 and AFC's Chairman, Chief Executive Officer and principal shareholder is Chairman and Chief Executive Officer of the Company.
             AFC's proposal would include the transfer by GAIC of an investment portfolio consisting principally of investment grade bonds with a market value of approximately $450 million. GAIC's personal lines businesses reported net earned premiums of $342 million and $322 million for 1993 and 1992, respectively. GAIC estimates that on a stand-alone basis the personal lines businesses had pro forma accident year statutory combined ratios of 99.0 percent and 99.1 percent for 1993 and 1992, respectively. GAIC also estimates that the net book value of the businesses that would be transferred at closing would be approximately $200 million.

             Leader National
             On May 20, 1993, the Company purchased Leader National Insurance Company ("Leader National") for $38 million in cash. Leader National writes non-standard private passenger automobile insurance and, to a lesser extent, non-standard commercial automobile insurance. The acquisition was accounted for as a purchase and the purchase price was allocated to the identifiable net assets of Leader National based upon an estimate of their fair values. The purchase price was approximately equal to the fair value of the net assets acquired. Leader National's assets, liabilities and results of operations are included with those of the Company's other private passenger automobile insurance companies as of the purchase date.

             Sale of Non-insurance Businesses
             On November 9, 1993, the Company sold all of its 1,982,646 shares of the common stock of Tejas Gas Corporation ("Tejas") in an underwritten public offering for net proceeds of $106.6 million. The Company's pre-tax gain from the sale was approximately $80.0 million.
                       On August 25, 1993, the Company sold its defense
             services
             operations, excluding certain real estate being retained for sale by the Company, to Tracor, Inc. for $94 million in cash, subject to a post-closing working capital adjust
             ment. As a result of the sale, the Federal Systems segment has been classified as discontinued operations for all periods presented.
                       On May 25, 1993, the Company sold all of its 2,308,900
             limited
             partnership units of Buckeye Partners, L.P. ("Buckeye Units") in an underwritten public offering for net proceeds of $71.6 million, of which $10.7 million was related to Buckeye Units held in the insurance operations' investment portfolio and $60.9 million was attributable to Buckeye Units held in the Parent Company investment portfolio. The Company's pre-tax gain from the sale was approximately $18.5 million. Of this amount, $2.8 million is related to the insurance operations' investments and accordingly, is included in "net realized gains" from insurance investments. The balance of $15.7 million, attributable to the Parent Company investments, is included in "net realized gains (losses)".
                       The intended divestitures of businesses announced in
             December
             1992 included five small diversified industrial companies, two of which were sold during 1993 for cash and notes aggregating $8 million. For 1993, the operations sold and to be sold had aggregate sales of $107.2 million and operated at break-even. At December 31,
             1993, the aggregate book value of the three businesses remaining to be sold was $36.1 million, net of a provision recorded in 1993 to adjust such book value to net realizable value.
                       In December 1992, the Company sold G&H Technology, Inc.
             for a
             note of approximately $11.0 million.

             Spin-off of Principal Manufacturing Operations
             On July 1, 1992, substantially all of the stock of the Company's subsidiary, General Cable Corporation ("General Cable"), which had been formed to own the Company's wire and cable, materials handling machinery and equipment and marine equipment manufacturing businesses (the "General Cable Businesses"), was spun off to the Company's shareholders (the "Spin-off"). As a result of the Spin-off, the General Cable Businesses have been classified as discontinued operations for all periods presented.
                       As part of the Spin-off, the Company retained a $255
             million
             9.98 percent subordinated note due 2007 issued by General Cable
             (the
             "General Cable Note"), and also retained approximately 11.6 percent of the General Cable shares ("Retained Shares") for satisfaction of
             General Cable options granted by the Company to holders of Company stock options and Career Shares and for distribution from time to time under the Company's 1978 Plan of Reorganization. At December
             31, 1993, AFC owned 44.6 percent of the outstanding shares of General Cable, excluding the Company's Retained Shares. Interest due prior to 1998 on the General Cable Note may be paid with additional notes ("Interest Notes") in lieu of cash if certain earnings levels are not achieved by General Cable. Specifically, if
             General Cable's consolidated net income for the twelve-month period ending on June 30 or December 31, as the case may be, immediately preceding any interest payment date is less than $5.0 million, General Cable may elect to pay up to 50 percent of such interest with additional notes. If General Cable has a consolidated net loss exceeding $2.5 million for such twelve-month period, it may elect to pay up to 100 percent of such interest with additional notes. During 1993, General Cable paid 100 percent, or $31.8 million, of the interest due on the General Cable Note with Interest Notes in lieu of cash.
                       On February 14, 1994, General Cable delivered to the
             Company
             cash and promissory notes issued by a subsidiary of Rowan
             Companies,
             Inc. ("Rowan") totalling $52.1 million as a partial payment of the
             General Cable notes. The cash portion of the payment was $10.4 million. The Rowan notes, which are guaranteed by Rowan, have a face value of $41.7 million, an interest rate of 7 percent and are due in 1999. Quarterly interest payments are payable in cash beginning March 31, 1994. The cash and Rowan notes resulted from the sale by General Cable of its Marathon LeTourneau unit to

             Rowan.
             As a result of these receipts, the Company credited General Cable with $48.1 million of principal and interest payments on the General
             Cable notes which resulted in the payment in full of the $31.8 million of Interest Notes and reduced the principal amount of the General Cable Note to $241.4 million from $255.0 million at December
             31, 1993.
                       Under the terms of General Cable's revolving credit and
             letter
             of credit facility with certain commercial banks, General Cable is required to exercise its option, if available, to pay interest on the General Cable Note with Interest Notes in lieu of cash. In view of General Cable's consolidated net losses of $57.6 million for the twelve months ended December 31,1993, the Company expects that General Cable will pay approximately $12.0 million of interest due on

             March 31, 1994 with an Interest Note. One-third of the principal amount of each Interest Note, plus accrued interest, is due and payable on each of the fourth, fifth and sixth anniversary dates of its issuance.
                       The principal of the General Cable Note is scheduled to
             be
             repaid as follows: $12.75 million on September 30, 1998 and September 30, 1999; $25.5 million on September 30 in each of the years 2000 through 2006; and the remaining unpaid balance on September 30, 2007. Management has been unable to obtain sufficient objective information required to reliably estimate the fair value of the General Cable Note and the Interest Notes (collectively the
             "Notes") at December 31, 1993. In particular, General Cable does not have any outstanding publicly traded debt instruments, nor does
             General Cable have a public debt rating. In addition, the cash flow required by the provisions of the General Cable Note can not be accurately projected, and there are no readily available comparable instruments actively trading in the public debt markets. Accordingly, management concluded that determination of the estimated fair value of the Notes is impracticable at December 31,
             1993.
                       The Company's management has evaluated the
             recoverability of
             the Notes held at December 31, 1993 and does not believe, based on available evidence, that it is probable that the Notes are impaired.
             In arriving at this conclusion, the Company considered, among other things, the following data as reported by General Cable at December
             31, 1993: its debt to capital ratio; its cash and net working capital position and its cash flow and liquidity since the date of the Spin-off; its property, plant and equipment, net of accumulated depreciation; its tangible net assets, before deducting the amount of the Notes and its operating results.
                       Under the terms of an intercompany agreement between
             the
             Company and General Cable, the net advances from the Company to the
             General Cable Businesses between January 1, 1992 and the date of the
             Spin-off, aggregating $36.9 million, were converted into a short-term note ("Short-Term Note"), payable to the Company in full on or before June 30, 1993, including interest. In July 1993, General Cable entered into a three-year $65 million revolving credit and letter of credit facility with certain commercial banks which enabled General Cable to repay in full to the Company the Short-Term
             Note and accrued interest thereon in the amount of $39.2 million on
             July 2, 1993.
                       The principal pro forma effect on the Company's 1992
             pre-tax
             income from continuing operations, assuming the Spin-off had occurred on January 1, 1991, is the inclusion of interest income attributable to the General Cable Note and Short-Term Note for the six months ended June 30, 1992. Assuming a prime rate of 6 percent per annum for the Short-Term Note, such income would have added $13.8 million, or $.18 per share, for 1992 and $27.7 million, or $.40 per share, for 1991.

             Discontinued Operations

                  Discontinued operations includes the following:

             Years Ended December 31,                  1993      1992
             1991








                  Revenues:
                       Federal Systems               $274.8    $414.0    $
             419.7
                       General Cable Businesses          -      469.3
             1,024.5
                                                     $274.8    $883.3
             $1,444.2

                  Pre-tax Income (Loss):
                       Federal Systems               $  4.8    $ 18.9    $
             19.7
                       General Cable Businesses          -      (19.5)
             (91.2)
                                                     $  4.8    $  (.6)   $
             (71.5)

                  Income (Loss) from
                    Discontinued Operations:
                       Federal Systems               $(10.7)   $ 11.2    $
             13.2
                       General Cable Businesses          -       (9.5)
             (60.8)
                                                     $(10.7)   $  1.7    $
             (47.6)

                  Income (Loss) Per Share from
                    Discontinued Operations:
                       Federal Systems               $ (.22)   $  .24    $
             .27
                       General Cable Businesses          -       (.20)
             (1.25)
                                                     $ (.22)   $  .04    $
             (.98)

                       The loss from discontinued operations in 1993 includes
             a loss
             on disposal of the former Federal Systems segment of $13.5 million, or $.28 per share, primarily attributable to a reduction of deferred tax assets. For 1992, results of the General Cable Businesses were for the six months ended June 30, 1992, up to the Spin-off date. The loss from discontinued operations in 1991 includes provisions for restructuring and consolidation of facilities and the write-down of goodwill within the wire and cable operations of the General Cable
             Businesses totaling $57.7 million, or $1.18 per share.

             3.   INSURANCE OPERATIONS

             Investments of Insurance Operations
             Amortized cost, gross unrealized gains and losses and market values of the insurance operations' investments in fixed maturity securities at December 31, 1993 and 1992 are presented in the tables below.
                       Included at December 31, 1993 are unrated or less than
             investment grade corporate securities with a carrying value of $117.9 million (market value $122.4 million). Investments of insurance operations also include a net receivable for securities sold but not settled of $.1 million at December 31, 1993 and a net payable for securities purchased but not settled of $3.8 million at
             December 31, 1992.

                                                       Gross          Gross
                                           Amortized Unrealized     Unrealized

                 Market
                 December 31, 1993           Cost      Gains          Losses

                  Value
                                                     (In Millions)

             Held for investment
               Corporate securities        $  826.7  $  50.8        $  2.6

                $  874.9
               Public utilities               192.1      7.5            .5

                   199.1
               Mortgage-backed securities      85.9      3.6            -

                    89.5
               State and local obligations      8.3      1.2            -

                     9.5
                 Total held for investment  1,113.0     63.1           3.1

                 1,173.0

             Available for sale
               Corporate securities           267.2     17.4           1.8

                   282.8
               Public utilities                22.1      1.1            .2

                    23.0
               Mortgage-backed securities      62.1      4.2            .1

                    66.2

               U.S. government securities      51.5      3.3            -

                    54.8
               State and local obligations      5.7       .2            -

                     5.9
                 Total available for sale     408.6     26.2           2.1

                   432.7

                 Total fixed maturity
                   securities              $1,521.6  $  89.3        $  5.2








                $1,605.7



                                                        Gross          Gross
                                           Amortized Unrealized     Unrealized

                 Market
                 December 31, 1992           Cost      Gains          Losses

                  Value
                                                           (In Millions)
             Held for investment
               Corporate securities        $  635.8  $  22.7        $  3.0

                $  655.5
               Public utilities               184.3      5.4            .2

                   189.5
               Mortgage-backed securities      95.0      1.6            .6

                    96.0
               State and local obligations      9.1      1.1            -

                    10.2
                 Total held for investment    924.2     30.8           3.8

                   951.2

             Available for sale
               Corporate securities           192.0      9.2            .4

                   200.8
               Public utilities                16.9       .6            -

                    17.5
               Mortgage-backed securities      60.9      3.4            -

                    64.3
               U.S. government securities      44.1      2.9            -

                    47.0
                 Total available for sale     313.9     16.1            .4

                   329.6

                 Total fixed maturity
                   securities              $1,238.1  $  46.9        $  4.2

                $1,280.8

                       The amortized cost and market value of the insurance
             operations' investments in fixed maturity securities at December
             31,
             1993 are shown below by contractual maturity. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations.

                                                         (In Millions)
                                                       Amortized  Market
                                                         Cost      Value
             Due in one year or less                 $   14.4  $   14.7
             Due after one year through five years      224.6     239.2








             Due after five years through ten years     884.5     930.3
             Due after ten years                        250.1     265.8
                                                      1,373.6   1,450.0
             Mortgage-backed securities                 148.0     155.7
               Total                                 $1,521.6  $1,605.7

                       At December 31, 1993 and 1992, short-term investments
             principally consisted of U.S. Treasury securities and commercial paper.

             Investment Income of Insurance Operations
                  Investment income consists of the following:

                                                   (In Millions)
             Years Ended December 31,       1993      1992      1991
             Income from fixed maturity
               securities                  $117.4    $105.6    $ 97.8
             Income from equity securities     .5       2.1       2.3
             Gross investment income        117.9     107.7     100.1
             Investment expenses             (3.2)     (2.7)     (2.2)
             Net investment income         $114.7    $105.0    $ 97.9

             Realized gains (losses) consist of the following:

                                                   (In Millions)
             Years Ended December 31,       1993      1992      1991
             Gross realized gains on:
                Fixed maturity securities  $ 15.6    $ 23.3    $ 22.5
                Equity securities             2.8       1.5       8.6

             Gross realized losses on:
                Fixed maturity securities     (.9)     (1.2)     (2.3)
                Equity securities              -         -       (2.3)
             Net realized gains (losses)   $ 17.5    $ 23.6    $ 26.5

                       Income from fixed maturity securities includes income
             from
             short-term investments. Proceeds from sales of investments in fixed maturity securities during 1993, 1992 and 1991, excluding proceeds from sales at or near maturity, totaled $155.9 million, $409.4 million and $564.3 million, respectively.

             Restrictions on Transfers of Funds and Assets
             The Company's insurance operations are subject to state regulations which limit, by reference to specified measures of statutory operating results and policyholders' surplus, the dividends that can be paid to the Company without prior regulatory approval. Under these restrictions, the maximum amount of dividends which can be paid to the Company during 1994 by these subsidiaries is $96.5 million. At December 31, 1993 and 1992, statutory capital and surplus totaled $567.3 million and $453.6 million, respectively.

             Reinsurance
             The insurance operations assume and cede a portion of their written business with other insurance companies in the normal course of business. To the extent that any reinsuring companies are unable to meet their obligations under agreements covering reinsurance ceded, the Company's insurance subsidiaries would remain liable.
             Amounts
             deducted from insurance losses and loss adjustment expenses and net written and earned premiums in connection with reinsurance ceded to affiliates and non-affiliated companies, as well as amounts included in net written and earned premiums for reinsurance assumed from affiliates and non-affiliated companies, were as follows:

                                                     (In Millions)
             December 31,                         1993          1992
             Reinsurance ceded:
                Reserves for unpaid loss and
                  loss adjustment expenses
                   Affiliates                   $ 14.0         $18.9
                   Non-affiliates                 29.1          25.5

                                                      (In Millions)
             Years Ended December 31,            1993      1992      1991
             Reinsurance ceded:
                Premiums written
                   Non-affiliates               $ 9.3     $ 5.9     $ 2.1

                Premiums earned
                   Non-affiliates                 8.9       6.4       6.1

                Incurred losses and loss adjustment
                 expenses
                   Affiliates                    (2.5)     (8.8)    (12.6)
                   Non-affiliates                 3.8       4.4       4.8

             Reinsurance assumed:
                Premiums written
                   Affiliates                   101.2      56.0      62.8
                   Non-affiliates                74.4      46.1      17.9








                Premiums earned
                  Affiliates                     78.2      56.1      62.8
                  Non-affiliates                 60.1      36.4      15.5

                       The allowance for uncollectible reinsurance was $1.9
             million
             and $1.5 million, respectively, at December 31, 1993 and 1992.

             Other
             Statutory net income for 1993, 1992 and 1991 was $93.0 million, $81.6 million and $75.1 million, respectively. Deferred policy acquisition costs amortized to income were $243.8 million, $195.9 million and $121.2 million for 1993, 1992 and 1991, respectively.

             Additionally during 1991, insurance in-force of approximately
             $11.0
             million was amortized to expense.
                       At December 31, 1993 and 1992, reserves for
             uncollectible
             premium receivable were $5.6 million and $3.5 million, respectively.
                       Substantially all of the policies written in the
             workers'
             compensation insurance operations during 1993, 1992 and 1991 were eligible for policyholder dividend consideration.

             4.   PARENT COMPANY INVESTMENTS

             Amortized cost, gross unrealized gains and losses and market values of the Parent Company investments in fixed maturity securities held for investment, other than the General Cable Notes, at December 31,
             1993 and 1992 are presented in the tables below.
                At December 31, 1993 the carrying value of unrated or less than
             investment grade corporate securities, other than the General
             Cable
             Notes, totaled $19.9 million of which $5.4 million had readily available market values equal to their carrying values.

                                                       Gross          Gross

                                           Amortized Unrealized     Unrealized

                 Market
                 December 31, 1993           Cost      Gains          Losses

                 Value
                                                          (In Millions)


             Corporate securities          $  175.1  $   3.1        $    .3








                $ 177.9
             Public utilities                  31.6       -              -

                   31.6
             U.S. government securities        26.5       -              -

                   26.5
             Mortgage-backed securities         1.2       -              -

                    1.2
             Other debt securities             14.5       -              -

                   14.5

                 Total fixed maturity
                  securities               $  248.9  $   3.1        $    .3

                $ 251.7

                                                       Gross          Gross

                                           Amortized Unrealized     Unrealized

                 Market
                 December 31, 1992           Cost      Gains          Losses

                 Value
                                                          (In Millions)
             Corporate securities          $  149.0  $   1.5        $    .2

                $ 150.3
             U.S. government securities        86.4       .6             -

                   87.0
             Mortgage-backed securities         3.1       -              -

                    3.1
             Other debt securities             12.3       -              -

                   12.3

                 Total fixed maturity
                  securities               $  250.8  $   2.1        $    .2

                $ 252.7


                       Proceeds from sales of Parent Company investments
             during 1992
             and 1991, excluding proceeds from sales at or near maturity totaled
             $5.3 million and $29.3 million, respectively. No gains or losses were realized on such securities in 1992. Gross realized gains and gross realized losses included in interest and dividend income from such sales of investments in 1991 totaled $.2 million and $4.5 million, respectively.
                       Amortized cost and market value of Parent Company
             investments
             in fixed maturity securities, other than the General Cable Notes, at
             December 31, 1993 are shown below by contractual maturity. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations.

                                                       (In Millions)
                                                     Amortized Market
                                                       Cost     Value
             Due in one year or less                 $  35.6   $  35.8
             Due after one year through five years     145.3     145.2
             Due after five years through ten years     59.6      62.2
             Due after ten years                         7.2       7.3
                                                       247.7     250.5
             Mortgage-backed securities                  1.2       1.2
               Total                                 $ 248.9   $ 251.7

                       At December 31, 1993 and 1992, short-term investments
             principally consisted of U.S. Treasury securities and commercial paper.

              5.       PROPERTY, PLANT AND EQUIPMENT

                  Property, plant and equipment consist of the following:

                                                             (In Millions)
             December 31,                                   1993      1992
             Land                                         $ 14.6    $ 14.8
             Buildings and leasehold improvements           20.1      19.8
             Machinery, equipment and office furnishings   132.8     124.5
             Oil and gas properties                         34.3      33.7
             Construction in progress                        1.2        .7
                                                           203.0     193.5
             Less - Accumulated depreciation               107.8      95.9
               Total                                      $ 95.2    $ 97.6

              6.       DEBT

                  Debt consists of the following:

                                                                    (In
             Millions)
                                                       1993

             1992
                                                         Estimated

               Estimated
                                                Carrying    Fair
             Carrying    Fair
             December 31,                        Amount     Value
             Amount     Value

             Subordinated notes, 10 7/8%, due 2011
               (net of unamortized debt issue costs

               of $1.1 and $1.2, respectively)    $148.9    $189.0








             $148.8    $155.7
             Subordinated notes, 10 5/8%, due 2000
               (net of unamortized debt issue costs
               of $1.0 and $1.2, respectively)     149.0     175.5
             148.8     156.7
             Subordinated notes, 9 3/4%, due 1999
               (net of unamortized debt issue costs
               of $.8 and $.9, respectively)       199.2     226.0
             199.1     200.0
             Subordinated debentures, 11%, due 1997  -          -
             133.3     133.3
             Subordinated debentures, 9 1/2%,
               due 2002                             16.2      16.2
             16.2      16.2
             Other                                   9.9       9.9
             9.9       9.9
               Total                              $523.2    $616.6
             $656.1    $671.8


                       On July 30, 1993, the  Company redeemed all $133.3
             million
             principal amount of its outstanding 11 percent subordinated debentures due December 15, 1997 at the redemption price of 100 percent of the principal amount of each debenture plus accrued and unpaid interest to the redemption date.
                               During May 1991, the Company publicly issued
             $150.0 million
             principal amount of 10 7/8 percent subordinated notes due May 1, 2011, and during April 1990, the Company publicly issued $150.0 million principal amount of 10 5/8 percent subordinated notes due April 15, 2000.
                       Certain loan agreements contain several covenants and
             restrictions, none of which significantly impacted the Company's operations at December 31, 1993. The 10 7/8, 10 5/8 and 9 3/4 percent notes and the 9 1/2 percent debentures are subordinated in right of payment to all debt of the Company outstanding at any time,
             except for debt which is by its terms not superior to the notes
             and
             debentures.
                       On February 16, 1994, the Company called for redemption
             on March 25,
             1994 all of the outstanding $16.2 million principal amount of its
             9
             1/2 percent subordinated debentures, plus accrued interest.

                       Annual maturities of debt outstanding at December 31,
             1993,
             are as follows:

                                           (In Millions)
                       1994                          $  3.0
                       1995                              .3
                       1996                              .1
                       1997                              .1
                       1998                              .1
                       After 1998                     519.6




                       At December 31, 1993, the Company had unutilized letter
             of
             credit facilities totaling $56.9 million which, if drawn, will bear interest at rates which approximate the prime rates offered by various banks.
                       Estimated fair values for debt issues that are not
             quoted on an
             exchange were calculated using interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

              7.  INCOME TAXES

             The Company has reported as of the beginning of its 1993 tax year,
             an aggregate consolidated net operating loss carryforward for Federal income tax purposes of $825 million and an aggregate capital loss carryforward of $384 million. The 1993 consolidated Federal income tax return will report a remaining net operating loss carryforward currently estimated at $610 million, which will expire at the end of 1996 unless previously utilized, and a remaining capital loss carryforward estimated at $262 million which will expire at the end of 1997, unless previously utilized. Also, as of
             December 31, 1993, the Company has investment tax credit carryforwards totaling approximately $9.6 million (which will expire in various amounts between 1994 and 2000 unless previously used), and alternative minimum tax credit ("AMT") carryforwards of approximately $13.6 million.
                       During 1992, the Company elected to adopt SFAS No. 109,
             effective January 1, 1992, without restating prior years'
             financial
             statements. SFAS No. 109 changes the methods of accounting for income taxes and the criteria for recognition of deferred tax assets. More specifically, a deferred tax asset is recognized for those carryforwards and temporary differences which will provide future tax benefits. A deferred tax liability is recognized for temporary differences which will result in taxable amounts in future years.  The cumulative effect resulting from adopting SFAS No.
             109
             as of January 1, 1992 was income of $252.8 million, or $5.36 per share for continuing operations. As a result of adopting SFAS No.
             109, common shareholders' equity increased $300.8 million, or
             $6.38
             per share, which amount includes $48.0 million, or $1.02 per share, attributable to the tax effect of the pre-reorganization net operating loss carryforward, as well as the cumulative effect of accounting change.
                       The Company has calculated its provision for income
             taxes for
             1993 and 1992 in accordance with SFAS No. 109. For periods prior to
             1992, to the extent that no Federal income tax was payable because of the pre-reorganization net operating loss carryforward or tax losses attributable to disposition of pre-reorganization assets and liabilities, a deduction in lieu of current Federal income tax was deducted from income and credited to capital surplus.

                       Components of the 1993 and 1992 provisions for income
             tax
             benefit (expense) were as follows:

                                                                 (In Millions)
                  Years Ended December 31,                      1993
             1992
                  Current
                    Federal                                    $(4.4)    $
             (2.8)
                    Foreign, state & local                       (.9)
             (1.5)
                      Total current                             (5.3)
             (4.3)
                  Deferred
                    Federal                                     59.4
             (28.9)
                    Foreign, state & local                      (1.5)        -

                      Total deferred                            57.9
             (28.9)
                      Total                                    $52.6
             $(33.2)

                       The provision for income taxes for 1991 consists
             primarily of
             the deduction in lieu of current Federal income tax.
                       Consolidated income tax expense differs from the amount
             computed using the United States statutory income tax rate for the reasons set forth in the following table:

                                                                 (In Millions)
                  Years Ended December 31,                       1993
             1992
                  Income before income taxes                   $190.1    $
             84.1

                  Expected tax at U.S. statutory
                    income tax rate                            $(66.5)
             $(28.6)
                  Amortization of goodwill                       (3.8)
             (3.5)
                  Revision to valuation allowance               132.0        -
                  Loss disallowance                              (6.9)       -


                  Other, net                                     (2.2)
             (1.1)
                  Consolidated income tax                      $ 52.6
             $(33.2)

                       The Company's substantial tax loss carryforwards and
             temporary
             differences give rise to deferred tax assets. Based on an analysis of the likelihood of realizing the Company's gross deferred tax asset (taking into consideration applicable statutory carryforward periods), the Company determined that the recognition criteria set forth in SFAS No. 109 are not met for the entire gross deferred tax asset and, accordingly, the gross deferred tax asset is reduced by a valuation allowance. The analysis of the likelihood of realizing the gross deferred tax asset is reviewed and updated periodically.
             Any required adjustments to the valuation allowance are made in the period in which the developments on which they are based become known. Results for 1993 include tax benefits of $132 million attributable to such adjustments. Approximately $30 million of the adjustments is attributable to three transactions occurring during the second quarter of 1993, specifically (a) the sale of the Buckeye
             Units, (b) the call for redemption of the 11 percent subordinated debentures and (c) the acquisition of Leader National. Approximately $33 million is attributable to the sale of the Company's Tejas shares. The balance is principally due to the effect on the estimated future taxable income during the Company's loss carryforward period of better 1993 operating results than previously estimated as well as the effect of the increase in the statutory income tax rate.

                       Carryforwards and temporary differences which give rise
             to the
             deferred tax asset are as follows:

                                                             (In Millions)
                                                     Amount of Deferred Tax
             Assets
                                                          at Current Tax Rates
                                                               December 31,


                                                           1993      1992
                  Net operating loss carryforward         $213.5    $278.4
                  Capital loss carryforwards                93.3      80.6
                  Insurance claims and reserves            114.0      78.8
                  Other, net                                70.2      81.9
                  Gross deferred tax asset                 491.0     519.7
                  Valuation allowance                     (195.2)   (274.3)
                  Net deferred tax asset                  $295.8    $245.4

              8.  PENSION PLANS AND OTHER RETIREMENT BENEFITS

             The Company provides retirement benefits, primarily through contributory and noncontributory defined contribution plans, for the majority of its regular full-time employees except those covered by
             certain labor contracts. Company contributions under the defined contribution plans sponsored by the Company approximate, on average, five percent of each eligible employee's covered compensation.
             In
             addition, the Company sponsors employee savings plans under which the Company matches a specified portion of contributions made by eligible employees.
                       Expense related to defined contribution plans for 1993,
             1992
             and 1991 totaled $5.5 million, $6.0 million and $4.9 million, respectively. The Company also provides defined benefit pension plan retirement benefits for certain employees. The related amounts included in the accompanying financial statements are not material to the Company's financial condition.

             9.  EMPLOYEE STOCK OPTION AND PURCHASE PLANS

             Under the Company's Stock Option Plan, options to purchase shares of
             Common Stock may be granted to officers and other key employees, and to non-employee directors of the Company. The exercise price may not be less than the fair market value of the Common Stock at the date of the grant. The options granted to officers and key employees generally become exercisable to the extent of 20 percent of the shares covered each year, beginning one year from the date of grant, and expire ten years from the date of grant. The options granted to non-employee directors of the Company generally become fully exercisable upon grant and expire approximately ten years from the date of grant.
                       Under the now terminated Career Share Purchase Plan
             (the
             "Career Share Plan"), officers and other key employees of the Company purchased shares of the Company's Preference Stock (designated Career Shares). Outstanding Career Shares are convertible, at the holder's option, into a specified number of shares of Common Stock determined by reference to the fair market value (as defined) of a share of Common Stock as of the date the Career Shares were offered for purchase.
                       Career Shares are generally not entitled to vote; are
             entitled
             to cumulative annual cash dividends per share (if declared by the Board of Directors) equal to 9.3 percent of their purchase price per share; are superior to the rights of holders of shares of Common Stock with respect to dividends; and have no preference to the rights of holders of shares of Common Stock in the event of liquidation. Under certain conditions, holders of Career Shares issued under the Career Share Plan are entitled to sell to the Company any or all of their shares and the Company is entitled to repurchase all outstanding Career Shares.
                       The number of common shares available with respect to
             the
             Company's Stock Option and Career Share Plans and activity under these Plans are as follows:

                                             Common Stock Equivalents
                                                Available








             Exercise or
                                                  Under
             Conversion
                                                  Plans   Outstanding
             Prices Per Share
             Balance at December 31, 1992       531,709   4,967,802
             $15.80 - $25.12
             Activity during 1993:
               Additional authorization       2,000,000
               Stock options granted           (441,000)    441,000
               Stock options exercised                   (1,072,397)
             $15.80 - $25.12
               Stock options terminated           7,964      (7,964)


             Balance at December 31, 1993     2,098,673   4,328,441
             $15.80 - $31.38
             Exercisable or convertible (vested)
               at December 31, 1993                       2,918,116
             $15.80 - $31.38

                       The Company's Employee Stock Purchase Plan ("ESPP")
             provides
             eligible employees with the opportunity to purchase from the Company, through regular payroll deductions, shares of the Company's
             Common Stock at 85 percent of its fair market value on the purchase date. A maximum of 3,000,000 common shares can be purchased under the ESPP, and through December 31, 1993, employees had purchased 265,420 shares.

             10.  CAPITAL STOCK

             The Company is authorized to issue 22,699,464 shares of Preference
             Stock, without par value, in one or more series. At December 31, 1993 and 1992 there were 212,698 shares of Preference Stock outstanding, all of which are designated Career Shares.
                  The Company is authorized to issue 200,000,000 shares of
             Common Stock. At December 31, 1993, there were 47,446,094 shares of
             Common Stock outstanding or issuable, including 1,377,932 shares set aside for issuance to certain pre-reorganization creditors and other claimants. Holders of Common Stock have one vote per share.
                       During 1993, the Company purchased 45,522 shares of its
             Common
             Stock for $1.3 million paid or to be paid in cash. During 1992, the

             Company purchased 1,471,002 shares of its Common Stock for $30.2 million paid or to be paid in cash.
                       During 1991, the Company purchased 6,188,150 shares of
             its
             Common Stock for $149.9 million, including approximately
             5,071,000
             shares for approximately $121.7 million pursuant to the Company's January 4, 1991 offer to purchase shares for $24.00 per share. AFC, which beneficially owned approximately 42 percent of the
             Company's
             outstanding common shares before the purchase, did not tender any of
             its shares pursuant to the offer.
                       At December 31, 1993, the Company had reserved
             6,427,114
             shares of Common Stock for issuance in connection with the
             Company's
             Stock Option Plan and Career Share Plan. If all stock options outstanding at December 31, 1993 were exercised (whether or not then exercisable) and all Career Shares outstanding at December 31,
             1993
             were converted, the total number of shares of Common Stock outstanding or issuable at December 31, 1993 would increase from 47,446,094 to 51,774,535.

             11.       CONTINGENCIES

             Claims are pending against the Company for reimbursement of clean-up
             costs under the Comprehensive Environmental Response,
             Compensation
             and Liability Act ("CERCLA") for alleged contamination caused by release of polychlorinated biphenyls at the Paoli, Pennsylvania railyard ("Paoli Yard") formerly owned by the Company's railroad predecessor, Penn Central Transportation Company ("PCTC"). A Record
             of Decision was issued by the U.S. Environmental Protection
             Agency
             on July 21, 1992 presenting a final selected remedial action for the
             Paoli Yard in accordance with CERCLA having an estimated cost of approximately $28.3 million. In March 1992, the Company filed a lawsuit seeking to enjoin the U.S. Government, Consolidated Rail Corporation ("Conrail") and other parties from prosecuting claims against the Company for such clean-up costs on the grounds that the
             Paoli Yard environmental claims are barred by: (1) the terms by which the Paoli Yard was transferred by PCTC to Conrail "as is" in
             1976 pursuant to the Regional Rail Reorganization Act of 1973
             (the

             "Rail Act"); (2) the 1980 settlement of the Valuation Case proceedings to determine compensation to be paid by the U.S. Government for the railroad properties transferred by PCTC pursuant to the Rail Act; and (3) the U.S. Constitution. In addition, the Company believes that it has other substantial defenses to claims for clean-up costs at the Paoli Yard, including its position that other parties are responsible for substantial percentages of such clean-up costs, and the Company intends to make claims against certain insurance carriers for reimbursement of any clean-up costs that the Company may incur. The Company has not established any accrual for potential liability for clean-up costs at the Paoli Yard.
                       There are certain other claims involving the Company
             and
             certain of its subsidiaries, including claims relating to the generation, disposal or release into the environment of allegedly hazardous substances and pre-reorganization personal injury claims, that allege or involve amounts that are potentially substantial in
             the aggregate.
                  The Paoli Yard litigation and the preponderance of the other claims
             arose out of railroad operations disposed of by PCTC prior to its 1978 reorganization and, accordingly, any ultimate liability resulting therefrom in excess of previously established loss accruals would be attributable to such pre-reorganization events and circumstances. In accordance with the Company's reorganization accounting policy, any such ultimate liability will reduce the Company's capital surplus and shareholders' equity, but will not be charged to income.  See Notes 1 and 12.
                       The Company believes that its maximum aggregate
             potential
             exposure at December 31, 1993 with respect to the foregoing environmental claims (other than Paoli Yard), net of related loss accruals, was approximately $15 million for claims arising out of pre-reorganization operations and in the range of $1 million to $4 million for claims arising out of post-reorganization operations (which range depends upon the method of remediation, if any, required). The Company believes that it has meritorious defenses in such matters, including its position that other parties are responsible for substantial percentages of such amounts claimed and, in the case of the post-reoganization matter referred to above, its belief that the relevant regulatory authority will permit remediation to be deferred until there is a change in the use of the facility which the Company believes is unlikely.
                       In management's opinion, the outcome of the foregoing
             claims
             will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company. In making this assessment, management has taken into account previously established loss accruals in its financial statements and probable recoveries from insurance carriers and other third parties.


             12.  CHANGES IN COMMON SHAREHOLDERS' EQUITY


                      Unrealized


                         Gains
                                                Common Stock        Capital
             Retained  (Losses) On
             (Dollars in Millions)         Shares           Amount  Surplus
             Earnings  Investments    Total

             Balance, December 31, 1990    52,711,265     $52.7     $  860.7

                $736.3    $(15.5)        $1,634.2
             Increase equal to deduction
               in lieu of current Federal
               income tax, which is not
               accruable or payable                                       .8

                                               .8
             Net income

                   2.6                        2.6
             Dividends declared on
               Common Stock

                 (33.8)                     (33.8)
             Exercise of stock options
               and conversion of Career
               Shares                         745,128        .8         15.6

                                             16.4
             Purchases of Company
               Common Stock                (6,188,150)     (6.2)      (143.7)

                                           (149.9)
             Issuance of Common Stock

               under ESPP                      92,713        .1          2.4

                                              2.5
             Adjustment of estimated pre-
               reorganization liabilities                               (8.0)

                                             (8.0)
             Change in net unrealized gains
               (losses) on investments








                            14.5             14.5
             Other, net                                                  (.3)

                                              (.3)
             Balance, December 31, 1991    47,360,956     $47.4     $  727.5

                $705.1    $ (1.0)        $1,479.0
             Portion of deferred tax
               asset attributable to
               pre-reorganization net
               operating loss carryforward                              48.0

                                             48.0
             Net income

                 305.4                      305.4
             Dividends declared on
               Common Stock

                 (38.1)                     (38.1)
             Exercise of stock options
               and conversion of Career
               Shares                         397,015        .4          5.6

                                              6.0
             Purchases of Company
               Common Stock                (1,472,495)     (1.5)       (28.7)

                                            (30.2)
             Issuance of Common Stock
               under ESPP                      96,694        .1          1.9

                                              2.0
             Adjustment of estimated pre-
               reorganization liabilities                              (15.0)

                                            (15.0)
             Distribution of equity to
               shareholders from spin-off
               of General Cable
               Corporation

                (264.5)                    (264.5)
             Change in net unrealized gains
               (losses) on investments

                            11.5             11.5
             Other, net                                                   (.4)

                   (.9)                      (1.3)
             Balance, December 31, 1992    46,382,170     $46.4      $  738.9

                $707.0    $ 10.5         $1,502.8
             Net income

                 232.0                      232.0

             Dividends declared on
               Common Stock

                 (40.0)                     (40.0)
             Exercise of stock options
               and conversion of Career
               Shares                       1,072,397       1.1          21.8

                                             22.9
             Purchases of Company
               Common Stock                   (45,522)                   (1.3)

                                             (1.3)
             Issuance of Common Stock
               under ESPP                      37,049                     1.1








                                              1.1
             Adjustment of estimated pre-
               reorganization liabilities                               (14.0)

                                            (14.0)
             Adjustment to the distribution
               of equity to shareholders
               from spin-off of General
               Cable Corporation

                  13.3                       13.3
             Change in net unrealized gains
               (losses) on investments

                             5.9              5.9
             Other, net                                     (.1)          (.3)

                                              (.4)
             Balance, December 31, 1993    47,446,094     $47.4      $  746.2

                $912.3    $ 16.4         $1,722.3


                       During 1993, the Company settled a lawsuit it had
             brought
             against the former owner of a business that was acquired by the Company in 1990 and was included in the General Cable Businesses spun-off to shareholders in July 1992. After the General Cable Spin-off, the Company retained the right to receive any amounts recovered in the lawsuit. The net amount of cash received by the Company in the settlement (net of a provision for certain obligations and associated litigation expense) has been accounted for as an adjustment to the distribution of equity to shareholders resulting from the General Cable Spin-off.

             13.  EARNINGS PER SHARE

             Earnings per share are calculated on the basis of the weighted average number of shares of common stock outstanding during the period and the dilutive effect, if material, of assumed conversion of common stock equivalents (stock options and Career Shares). For the year ended December 31, 1993, the potential dilution represented by shares issuable from the exercise of outstanding stock options and conversion of outstanding Career Shares, using the treasury stock method, assuming the proceeds from such issuance would be used to repurchase common stock at the average market price during the period, approximated three percent, the applicable threshold specified by the Accounting Principles Board Opinion No. 15. For 1992 and 1991, such dilution was less than three percent and is therefore not reflected in the earnings per share presentation for such periods.

             14.  COMMITMENTS

             The Company has agreed to guarantee several third party
             obligations
             which are not material individually or in the aggregate. The Company has also entered into various operating lease agreements related principally to certain administrative and manufacturing facilities and transportation equipment. Future minimum rental payments required under noncancelable lease agreements at December
             31, 1993 were as follows: 1994--$18.3 million, 1995--$17.5 million,
             1996--$13.5 million, 1997--$5.8 million, 1998--$3.7 million and
             $4.8
             million thereafter, before deduction of minimum sublease income of
             $19.4 million, in the aggregate, from January 1, 1994 through the expiration of the leases. Rental expense recorded under operating leases was $13.3 million in 1993 and 1992 and $11.1 million in 1991.

             15.  SEGMENT INFORMATION

             The Company's only industry segment is specialty property and casualty insurance.

             16.  STATEMENT OF CASH FLOWS

             For purposes of this Statement, the Company considers only cash on hand or in banks to be cash or cash equivalents.
                  For the years ended December 31, 1993, 1992 and 1991, income taxes
             paid were $4.8 million, $5.5 million and $6.2 million, respectively.
             For the same periods interest paid totaled $62.7 million, $68.9 million and $62.1 million, respectively.
                  On March 31, 1993, and September 30, 1993 General Cable
             elected to
             pay 100 percent, or $31.8 million in the aggregate, of the interest due on those dates on the General Cable Note with Interest Notes in lieu of cash. These non-cash transactions, which increased the Parent Company investments and decreased accrued investment income, are not included in the Statement of Cash Flows.
                  In December 1992, the Company received a note for
             approximately
             $11.0 million in consideration of the sale of G & H Technology, Inc.
             This transaction was a non-cash investing transaction which is not included in the Statement of Cash Flows.
                  On June 30, 1992, in consideration of the transfer of the
             General
             Cable Businesses and the advance of $25.0 million in cash, the Company received the $255.0 million, 9.98 percent subordinated note of General Cable. To the extent of $230.0 million, this transaction was a non-cash investing transaction which is not included in the Statement of Cash Flows.
                       In September 1991, a previously consolidated
             majority-owned
             subsidiary redeemed all of the stock held by the Company in exchange for a percentage of the subsidiary's net assets equal to the Company's percentage ownership of such stock. As a consequence of the transaction, the Company's minority interest of $14.3 million was eliminated and certain other asset and liability accounts were reduced by a corresponding amount in the aggregate.

             17.  RELATED PARTY TRANSACTIONS

             During 1990, the Company acquired the NSA Group which was a related party of AFC. The purchase price was subject to adjustment in 1995, based on 1991-1994 pre-tax earnings of the NSA Group, by a reduction of up to $20.0 million or an increase of up to $40.0 million, in each case plus interest. In December 1993, the Company, having concluded based on the NSA Group's pre-tax earnings subsequent to 1990 that it was highly probable that the maximum $40.0 million purchase price adjustment would be payable by the Company, paid $40.0 million, plus $12.8 million of interest, to GAIC, a wholly-owned insurance subsidiary of AFC, in full settlement of the purchase price contingency in order to cut off the accrual of interest at the relatively high rate prescribed by the acquisition agreement. Also, as part of the agreement for the purchase of the
             NSA Group, AFC, through GAIC, provides stop-loss protection to the
             Company which, in effect, guarantees the adequacy of unpaid loss and allocated loss adjustment expense reserves of the NSA Group (net of reinsurance and salvage and subrogation recoveries) related to periods prior to 1991 under policies written and assumed by the NSA
             Group.
                  In 1988, the Company's workers' compensation insurance
             operations ("Republic Indemnity") entered into a reinsurance contract with GAIC to cover the aggregate losses on workers' compensation coverage for the accident years 1980-1987, inclusive.
             The contract provides for coverage by GAIC of net aggregate paid losses of Republic Indemnity in excess of $440 million, up to a maximum of $35.1 million. Cumulative paid losses at December 31, 1993 pertaining to claims during this period totaled $435.8 million.
             In addition, GAIC has agreed to reimburse Republic Indemnity for its loss adjustment expenses pertaining to this period up to a maximum of $4.9 million.
                  The Chairman, Chief Executive Officer and principal
             shareholder of
             AFC, which beneficially owned approximately 40.5 percent of the Company's outstanding common shares at December 31, 1993, is also the Chairman and Chief Executive Officer of the Company.

             Responsibility for Financial Reporting


                       The financial statements of American Premier
             Underwriters,
             Inc. and Consolidated Subsidiaries are the responsibility of the Company's management, and have been prepared in accordance with generally accepted accounting principles. To help insure the accuracy and integrity of its financial data, the Company maintains a strong system of internal controls designed to provide reasonable assurances that assets are safeguarded and that transactions are properly executed and recorded. The internal control system and compliance therewith are monitored by the Company's internal audit department.
                       The financial statements have been audited by the
             Company's
             independent auditors, Deloitte & Touche. Their report is shown on this page. The independent auditors, whose appointment by the Board of Directors was ratified by the Company's shareholders, express their opinion on the Company's financial statements based on procedures which they consider to be sufficient to form their opinion.
                       The Audit Committee of the Board of Directors meets
             periodically with representatives of Deloitte & Touche and the Company's internal audit department and financial management to review accounting, internal control, auditing and financial reporting matters.

             INDEPENDENT AUDITORS' REPORT


             American Premier Underwriters, Inc.

                       We have audited the accompanying balance sheets of
             American
             Premier Underwriters, Inc. and Consolidated Subsidiaries as of December 31, 1993 and 1992 and the related statements of income and cash flows for each of the three years in the period ended
             December
             31, 1993.  These financial statements are the responsibility of the
             Company's management.  Our responsibility is to express an opinion
             on these financial statements based on our audits.
                       We conducted our audits in accordance with generally
             accepted
             auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes
             assessing the accounting principles used and significant
             estimates
             made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                       In our opinion, such financial statements present
             fairly, in
             all material respects, the financial position of American Premier Underwriters, Inc. and Consolidated Subsidiaries at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in
             conformity with generally accepted accounting principles.   As
             discussed in Note 1 to the financial statements, in 1992 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.





             Deloitte & Touche
             Cincinnati, Ohio

             February 16, 1994

             (March 25, 1994 with respect to the change of the Company's name as discussed in
             Note 1 to the financial statements)


             Quarterly Financial Data
             (Unaudited)

                       Summarized quarterly financial data for 1993 and 1992
             are set
             forth below. Quarterly results have been influenced by acquisitions and divestitures and by seasonal factors inherent in the Company's businesses. The 1993 results include tax benefits of $15.0 million
             ($.32 per share), $45.0 million ($.96 per share) and $65.0 million
             ($1.33 per share) for the first, second and third quarters, respectively, attributable to increases in the Company's net deferred tax asset. In addition, the table below gives effect to the classification of certain businesses as discontinued operations.



             (In Millions,
             Except Per         1st Quarter         2nd Quarter         3rd
             Quarter        4th Quarter               Total
             Share Amounts)   1993      1992      1993      1992      1993

             1992      1993      1992        1993     1992
             Revenues       $370.2    $332.6    $426.6    $350.6    $443.7
             $363.9    $522.8    $377.8    $1,763.3  $1,424.9
             Income
              from continuing
              operations      31.1      10.4      75.0      11.2      86.2

             11.3      50.4       18.0      242.7      50.9
             Cumulative effect
               of accounting
               change           -      252.8        -         -         -

               -         -          -          -      252.8
             Net income       33.9     260.0      75.0      11.0      82.1

             14.1      41.0       20.3      232.0          305.4
             Income per
              share from
              continuing
              operations       .67       .22      1.60       .23      1.77


              .24      1.03        .38        5.03     1.08
             Cumulative effect








              of accounting
              change per
              share             -       5.33        -         -         -

               -         -          -           -      5.36
             Net income per
              share            .73      5.48      1.60       .23      1.68

              .30       .84        .43        4.81     6.48


             DIVIDEND POLICY AND STOCK MARKET PRICES


             American Premier Underwriters, Inc. Common Stock is listed and traded principally on the New York Stock Exchange. On March 10, 1994, there were approximately 13,563 holders of record of Common Stock.
                  During each of the first three quarters of 1992, the Board of
             Directors declared dividends of $.20 per share, and during the fourth quarter of 1992 declared a dividend of $.21 per share.
             The
             Board declared dividends of $.21 per share in each of the first three quarters of 1993, and $.22 per share in the fourth quarter of
             1993, the latter of which was paid in January 1994.
                  The following table sets forth the high and low stock prices of the
             Company's Common Stock for the last two years, as reported on the New York Stock Exchange Composite Tape.

                                       1993                1992
                                   High      Low      High       Low
             First Quarter       $28 5/8   $23 1/2   $27 1/8   $22 5/8
             Second Quarter       33 7/8    25 1/2    23 7/8    19 5/8
             Third Quarter        39 3/4    30 3/8    20 3/8    18 1/4
             Fourth Quarter       34 1/8    29        24 7/8    18
